Exhibit 10.47

CREDIT AGREEMENT

Dated as of April 2, 2026

among

APNIMED, INC.,

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors,

HCR OSA SPV, LLC

as the Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

4.06	Rights of Contribution	62
4.07	Guarantee of Payment; Continuing Guarantee	62

ARTICLE V CONDITIONS PRECEDENT TO CLOSING AND BORROWINGS		62

5.01	Conditions of Initial Borrowing	62
5.02	Conditions to the Tranche B Term Loans	65
5.03	Conditions to the Tranche C Term Loans	65
5.04	Conditions to all Borrowings	66
5.05	Tax Treatment	66

ARTICLE VI REPRESENTATIONS AND WARRANTIES		67

6.01	Existence, Qualification and Power	67
6.02	Authorization; No Contravention	67
6.03	Governmental Authorization; Other Consents	68
6.04	Binding Effect	68
6.05	Financial Statements; No Material Adverse Effect	68
6.06	Litigation	69
6.07	No Default	69
6.08	Ownership of Real Property; Liens	69
6.09	Environmental Compliance	69
6.10	Insurance	70
6.11	Taxes	70
6.12	ERISA Compliance	70
6.13	Capitalization and Subsidiaries	71
6.14	Margin Regulations; Investment Company Act	72
6.15	Disclosure	72
6.16	Compliance with Laws	73
6.17	Intellectual Property	73
6.18	Solvency	77
6.19	Perfection of Security Interests in the Collateral	77
6.20	Business Locations	77
6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	77
6.22	Material Contracts	77
6.23	Compliance of Products	79
6.24	Labor Matters	84
6.25	Affected Financial Institution	84
6.26	Data Security; Data Privacy	84
6.27	Margin Stock; Investment Company Act	85

6.28	No Brokers’ Fees	85

ARTICLE VII AFFIRMATIVE COVENANTS		85

7.01	Financial Statements	85
7.02	Certificates; Other Information	86
7.03	Notices	88
7.04	Payment of Obligations	90
7.05	Preservation of Existence, Etc.	90
7.06	Maintenance of Properties	91
7.07	Maintenance of Insurance	91
7.08	Compliance with Laws	91
7.09	Books and Records	91
7.10	Inspection Rights	92
7.11	Use of Proceeds	92
7.12	Additional Subsidiaries	92
7.13	ERISA Compliance	93
7.14	Pledged Assets	93
7.15	Deposit Accounts; Securities Accounts	94
7.16	Products	94
7.17	Consent of Licensors	94
7.18	Anti-Corruption Laws; Anti-Terrorism Laws	95
7.19	Maintenance of Regulatory Authorizations, Contracts, IP Rights, Etc.	95
7.20	IP Rights	98
7.21	Commercialization	98
7.22	Data Privacy	99
7.23	Equity Financing	100
7.24	Board Observer Rights	100
7.25	Post-Closing Obligations	101

ARTICLE VIII NEGATIVE COVENANTS		101

8.01	Liens	101
8.02	Investments	103
8.03	Indebtedness	105
8.04	Fundamental Changes	106
8.05	Dispositions	107
8.06	Restricted Payments	107
8.07	Change in Nature of Business	108
8.08	Transactions with Affiliates and Insiders	108

8.09	Burdensome Agreements	109
8.10	Use of Proceeds	109
8.11	Prepayment of Other Indebtedness	109
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments	110
8.13	Ownership of Subsidiaries	110
8.14	Sale Leasebacks	110
8.15	Sanctions; Anti-Corruption Laws	110
8.16	Liquidity	111
8.17	Minimum Net Sales	111

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		111

9.01	Events of Default	111
9.02	Remedies Upon Event of Default	114
9.03	Application of Funds	115

ARTICLE X ADMINISTRATIVE AGENT		116

10.01	Appointment and Authority	116
10.02	Rights as a Lender	117
10.03	Exculpatory Provisions	117
10.04	Reliance by Administrative Agent	118
10.05	Delegation of Duties	118
10.06	Resignation of Administrative Agent	119
10.07	Non-Reliance on Administrative Agent and Other Lenders	120
10.08	Administrative Agent May File Proofs of Claim	120
10.09	Collateral and Guaranty Matters	120
10.10	Withholding Taxes	121

ARTICLE XI MISCELLANEOUS		121

11.01	Amendments, Etc.	122
11.02	Notices and Other Communications; Facsimile Copies	123
11.03	No Waiver; Cumulative Remedies; Enforcement	125
11.04	Expenses; Indemnity; and Damage Waiver	125
11.05	Payments Set Aside	127
11.06	Successors and Assigns	127
11.07	Treatment of Certain Information; Confidentiality	130
11.08	Set-off	131
11.09	Interest Rate Limitation	131
11.10	Counterparts; Integration; Effectiveness	131

11.11	Survival of Representations and Warranties	132
11.12	Severability	132
11.13	Replacement of Lenders	132
11.14	Governing Law; Jurisdiction; Etc.	133
11.15	Waiver of Right to Trial by Jury	134
11.16	Electronic Execution of Assignments and Certain Other Documents	134
11.17	USA PATRIOT Act	135
11.18	No Advisory or Fiduciary Relationship	135
11.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	136
11.20	Release; Effectiveness of Covenants	136

SCHEDULES

1.01(a)	Disqualified Transferees
1.01(b)	Knowledge Persons
1.01(c)	Existing Licenses
1.01(d)	Products
2.01	Term Loan Commitments and Applicable Percentages
6.10	Insurance
6.13(a)	Capitalization
6.13(b)	Subsidiaries
6.13(c)	Equity Interests
6.17(a)	Patents
6.17(s)	Trademarks
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Organization and Structure
6.22	Material Contracts and Lease Agreements
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.17	Minimum Net Sales
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Term Note
C	Form of Joinder Agreement
D	Form of Assignment and Assumption
E	Form of Compliance Certificate
F	[Reserved]
G	Form of Warrant
H	[Reserved]
I	Product Plan

v

J-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

J-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

J-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

J-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 2, 2026 among APNIMED, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein), HCR OSA SPV, LLC as Administrative Agent and those additional entities that hereafter become parties hereto in accordance with the terms hereof by executing a Joinder Agreement.

The Borrower has requested that the Lenders make an investment in the Borrower in the form of a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, with respect to any Person, the acquisition (including any license or any acquisition of any license) by such Person, in a single transaction or in a series of related transactions, of (a) assets of another Person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person, (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise, or (c) any Product.

“Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Administrative Agent” means HCR OSA SPV, LLC, in its capacity as administrative agent under any of the Loan Documents, or any duly appointed successor administrative agent, pursuant to the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in accordance with Section 11.02(c).

“AD109” means any fixed ratio combination product containing aroxybutynin and atomoxetine, including any modifications or improvements thereto, and any other successor or replacement product that that may be developed or Commercialized by Borrower or any of its Subsidiaries.

“AD109 Approval Event” means that Borrower shall have received Regulatory Authorization from the FDA for AD109 with a labeled indication for the treatment of obstructive sleep apnea in any adult population.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Amortization Date” means the Interest Payment Date immediately following the later of (x) the four (4) year anniversary of the Closing Date and (y) delivery of the Borrower’s annual financial statements for the Calendar Year ending December 31, 2029 pursuant to Section 7.01; provided, that if Net Sales for the Calendar Year ending December 31, 2029 are equal to or greater than $200,000,000 (based upon the quarterly sales report provided pursuant to Section 2.12(c) and Borrower’s annual financial statements), there shall be no “Amortization Date” and 100% of the Outstanding Amount of the Term Loan shall be repaid in accordance with the last sentence of Section 2.04.

“Annual Net Revenues” means, with respect to any Calendar Year, the aggregate amount of worldwide Net Revenues for that Calendar Year.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Money Laundering Laws” means any Laws relating to terrorism or money laundering, including without limitation the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and any other enabling legislation or executive order relating thereto.

“Applicable Funding Date” means, with respect to any Tranche A Term Loan, the Tranche A Funding Date, with respect to any Tranche B Term Loan, the Tranche B Funding Date and with respect to any Tranche C Term Loan, the Tranche C Funding Date; provided that any PIK Period Paid-in-Kind Interest which is added to the principal amount of any Term Loan shall have the same Applicable Funding Date as such Term Loan.

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Margin” means, for any Interest Period, 5.750% per annum; provided, however, that (a) during the PIK Period, the Applicable Margin shall be increased by 0.750% if Borrower elects to pay interest in kind for an applicable Interest Period in accordance with Section 2.05(c)(i), (b) the Applicable Margin shall be reduced by 0.500% upon the completion by the Borrower of an IPO and the listing thereof of its common stock on the NASDAQ Stock Market or the New York Stock Exchange, and (c) the Applicable Margin shall be reduced by 0.500% upon the AD109 Approval Event. For clarity, the maximum Applicable Margin reduction shall be 1.00%, and any such reduction shall continue in effect until the earlier of (y) the Term Loan Maturity Date and (z) the date on which the Outstanding Amount is repaid in full.

“Applicable Percentage” means with respect to any Lender at any time, with respect to such Lender’s portion of the outstanding Term Loans at any time (or any payment of interest, prepayment premiums, fees, revenue payments or any other fees or payments due unless specifically sated otherwise with respect thereto), as applicable, the percentage of the Outstanding Amount of such Term Loans held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Royalty Rate” means the percentage based on the applicable portion of Annual Net Revenues, as set forth in the chart below:

Payment Tiers based on Annual Net Revenues	Applicable Royalty Rate
Portion of Annual Net Revenues less than or equal to $200,000,000	[***]
Portion of Annual Net Revenues exceeding $200,000,000 and less than or equal to $500,000,000	[***]
Portion of Annual Net Revenues exceeding $500,000,000	0.00%

“Approved Independent Certified Public Accountant” means Deloitte Touche Tohmatsu Limited, PricewaterhouseCoopers International Limited, Ernst & Young Global Limited, KPMG International Cooperative, BDO International Limited, their successors and the respective Affiliates and member firms of each of the foregoing, or an independent certified public accountant of nationally or regionally recognized standing.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2024, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“Board Meeting” has the meaning specified in Section 7.24.

“Board Observer” has the meaning specified in Section 7.24.

“Board of Directors” means (a) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or similar governing body of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving an equivalent function.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a borrowing of Loans by the Borrower pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in the State of New York.

“Businesses” means, at any time, a collective reference to the businesses operated by Borrower and its Subsidiaries at such time.

“BWH License” means that certain Amended and Restated Exclusive Patent License Agreement dated as of December 29, 2020, between The Brigham and Women’s Hospital, Inc. and the Borrower.

“Calendar Quarter” means, for the first calendar quarter, the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Calendar Year” means (a) for the first such Calendar Year the period beginning on the Closing Date and ending on December 31 of the year in which the Closing Date occurs, (b) for each year thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last year, the period beginning on January 1 of the year in which this Agreement terminates and ending on the Revenue Interest Maturity Date.

“Capital Lease” means, subject to Section 1.03(a), as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any United States domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus meeting the qualifications of an Approved Bank specified in clause (b)(i) above for underlying securities of the type described in clauses (a) and (b) above and (e) below, (e) readily marketable obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P having maturities of not more than twenty-four months from the date of acquisition, (f) Dollars or any other currencies held by the Borrower, the Guarantors and their respective Subsidiaries, (g) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital and surplus meeting the qualifications of an Approved Bank specified in clause (b)(i) above and the portfolios of which are limited to investments of the character described in the foregoing subdivisions clauses (a) through (f), and (g) in the case of Investments by any Subsidiary not incorporated, organized or formed in the United States, or Investments made in a country outside the United States, other investments of comparable tenor and credit quality to those described in the foregoing clauses (a) to (f) customarily utilized in the countries where such Subsidiary is incorporated, organized or formed or in which such Investment is made.

“CDA” means the Confidentiality Agreement, dated as of June 6, 2025, by and between HealthCare Royalty Management, LLC and the Borrower.

“cGCP” means the then current Good Clinical Practices that establish the international ethical and scientific quality standards for designing, conducting, recording and reporting clinical trials that are promulgated or endorsed for the United States by the FDA (including through ICH E6 and 21 CFR Parts 50, 54, 56 and 312) and for outside the United States by comparable Governmental Authorities.

“cGMP” means the then current good manufacturing practices and regulatory requirements for or concerning manufacturing and testing practices for pharmaceutical or biological products (and components thereof) that are promulgated or endorsed for the United States by the FDA (including through 21 CFR Parts 4, 210, 211, and 820) and for outside the United States by comparable Governmental Authorities.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding: (1) any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (2) the Lenders and their Affiliates) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing more than 50% of the aggregate ordinary voting power in the election of the Board of Directors of Borrower represented by the issued and outstanding Equity Interests of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)

the sale, transfer, assignment or other disposition (including, without limitation, by way of merger, stock purchase, license or otherwise) of (i) substantially all assets and rights with respect to AD109, (ii) all or substantially all of the assets of Borrower or (iii) all or substantially all of the assets of the Loan Parties as a whole; or

(c)

during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors or (iii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors;

(d)

any “change of control”, “fundamental change” or any comparable term shall occur under any document or other agreement evidencing any Funded Indebtedness of Borrower and/or its Subsidiaries with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(e)	Borrower or any of its Subsidiaries grants or transfers the right to Commercialize AD109 in any geographic area to any Person, other than pursuant to a Permitted License.

Notwithstanding anything to the contrary herein, an IPO shall not constitute a “Change of Control”.

“Change of Control Prepayment Amount” means, as of any date of determination, an amount equal to (a) the Hard Cap Amount minus (b) the sum of (i) the aggregate amount of all payments of principal, interest, or premiums in respect of the Term Loans actually received by the Lenders as of such date plus (ii) the amount of all payments in respect of the Revenue Interest actually received by the Lenders as of such date.

“Closing Date” means the date hereof.

“CME” means CME Group Benchmark Administration Limited.

“CMS” means the U.S. Center for Medicare and Medicaid Services.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (a) a lessor of real property on which Collateral in an aggregate amount in excess of $750,000 is stored or otherwise located, or (b) a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party which is in an aggregate amount in excess of $750,000, in each case, acknowledges the Liens of the Administrative Agent and waives (or, if reasonably approved by the Administrative Agent, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent reasonable access to any Collateral stored or otherwise located thereon; provided, that, no Collateral Access Agreement shall be required to be delivered hereunder if the Borrower has used commercially reasonable efforts for a period of no less than thirty (30) days to obtain such Collateral Access Agreement and was unable to do so following such efforts.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Control Agreements, the Perfection Certificate, the Collateral Access Agreements, the

Mortgages (if any) and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Commercialization” means, on a country-by-country basis, with respect to any Product, any and all activities with respect to the manufacture, storage, distribution, marketing, detailing, promotion, selling and securing of reimbursement of such Product in a country after Marketing Authorization for such Product in that country has been obtained, which shall include, as applicable, post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling such Product, importing, exporting or transporting such Product for sale. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable and Diligent Efforts” means, with respect to the efforts to be expended with respect to any Product in any country or regulatory jurisdiction, such efforts and resources normally used by a reasonably prudent company in the biotechnology industry of a size and product portfolio comparable to the Borrower and its Affiliates in the biopharmaceutical industry, taken as a whole, in such applicable country or jurisdiction, with respect to a pharmaceutical product for which substantially the same Regulatory Authorization is held as for such Product, which pharmaceutical product is at a similar stage in its product life and of similar market and profit potential as such Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in such country or jurisdiction, pricing/reimbursement for the pharmaceutical product in such country or jurisdiction relative to other countries and jurisdictions, the Intellectual Property and regulatory protection of the pharmaceutical product in such country or jurisdiction, the regulatory structure in such country or jurisdiction and the profitability of the pharmaceutical product in such country or jurisdiction, all as measured by the facts and circumstances in existence at the time such efforts are due. For the avoidance of doubt, “Commercially Reasonable and Diligent Efforts” (i) shall be determined without regard to any payments owed by the Borrower or its Affiliates to the Lenders and the Administrative Agent under this Agreement and (ii) shall require at least the efforts and resources set forth in the Product Plan.

“Common Stock” means the common stock of the Borrower, par value $0.00001 per share.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Confidential Information” means any and all non-public, proprietary or confidential information, whether written, oral or in any electronic, visual or other medium, that that is owned by Borrower or any Subsidiary or that Borrower or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and that is used by the Borrower, or any other Person to manufacture, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product. The existence and terms of this Agreement shall be deemed the Confidential Information of all Parties. For clarity, this Agreement shall supersede the CDA and the CDA shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information of Borrower falling within the definition of “Confidential Information” set forth in the CDA shall also be deemed Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of Section 11.07.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or Three-Month Term SOFR, as applicable, any conforming changes to the definitions of “SOFR”, “Three-Month Term SOFR”, “Interest Rate”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment and length of lookback periods) that the Administrative Agent (with the approval of the Required Lenders), together with the Borrower, reasonably decides may be appropriate to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (with the approval of the Required Lenders) together with the Borrower reasonably decides that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent (with the approval of the Required Lenders), together with the Borrower reasonably decides is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Contract” and “Contracts” means any contract, agreement, commitment, government bid, instrument, license, sublicense, subcontract, real or personal property lease or sublease, letters of intent, memorandum of understanding, offer letter, note, indenture, mortgage, bond, letter of credit, guarantee, purchase order, or other legally binding business arrangement, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, except with respect to the definition of “Subsidiary”, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote more than 50% of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means any account control agreement by and among a Loan Party, the applicable depository bank or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Convertible Note Obligations” means Indebtedness under each convertible promissory note issued by the Borrower pursuant to that certain Convertible Note Purchase Agreement dated as of September 17, 2025 by the Borrower in favor of the purchasers thereunder, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Copyright License” means any written agreement providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by Law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, (b) all copyright rights under the copyright Laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by Law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future Infringements thereof, and (d) rights to sue for past, present and future Infringements thereof.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the sum of (x) the then applicable Interest Rate plus (y) four percent (4%) per annum, to the fullest extent permitted by Applicable Laws.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account (including securities accounts) or other account in which funds are held or invested to or for the credit or account of any Loan Party.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of comprehensive, country- or territory-wide Sanctions (currently Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Discharge of Term Loan Obligations” means repayment in full in cash of the Obligations in respect of the Term Loans (other than inchoate indemnity obligations for which no claim has yet been made) and termination of all commitments to lend or otherwise extend credit under the Loan Documents.

“Disposition” or “Dispose” means the sale, transfer, out-license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests other than to a Loan Party) of any Collateral or any economic interest in the Collateral by any Loan Party or any Subsidiary, including any sale, out-license, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (collectively, the “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries, (c) any sale, lease, license, transfer or other disposition of property to any Loan Party, (d) licenses, sublicenses, leases or subleases (other than relating to Intellectual Property, in each case) granted to Third Parties in the ordinary course of business and not interfering with the business of the Borrower and its Affiliates, (e) Permitted Licenses, (f) any Involuntary Disposition, (g) dispositions of cash and Cash Equivalents in the ordinary course of business, (h) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (i) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of a Loan Party in order to qualify members of the governing body of such Subsidiary if required by Applicable Law, (j) sales, leases, subleases, licenses, sublicenses, transfers or other dispositions of tangible property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such sale, lease, sublease, license, sublicense, transfer or other disposition are promptly applied to the purchase price of similar replacement property, (k) the abandonment or other disposition of Intellectual Property rights that are not material or are no longer used or useful in any material respect to the business of Borrower and its Subsidiaries, (l) to the extent constituting Dispositions, Investments permitted by Section 8.02, (m) the surrender or waiver of contractual rights or the settlement of contractual or litigation claims in the ordinary course of business and not involving Material IP or Material Contracts, (n) a Permitted SASS Disposition, (o) a Permitted Wearables Platform Disposition and (p) other Dispositions of assets with a fair market value not in excess of $500,000 in any fiscal year and not involving Material IP or Material Contracts. It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted Transfer” include any license of AD109 or any other Product included in the Collateral or any such other Product (or any Intellectual Property associated therewith) other than Permitted Licenses.

“Dispute(s)” means any opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (other than standard patent prosecution before a Patent Office).

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in cash prior to the ninety-first (91st) day after the Term Loan Maturity Date, (b) requires the payment of any cash dividends at any time prior to the ninety-first (91st) day after the Term Loan Maturity Date, (c) contains any cash repurchase obligation at the option of the holder thereof, in whole or in part, which may come into effect prior to the date that is ninety-first (91st) days following the Term Loan Maturity Date at the time such Equity Interest is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the date that is ninety-first (91st) days following the Term Loan Maturity Date shall constitute Disqualified Capital Stock), or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof)

for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the ninety-first (91st) day after the Term Loan Maturity Date. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the redemption or repurchase of such Equity Interests upon the occurrence of a Change of Control, fundamental change or an asset sale will not constitute Disqualified Capital Stock if the “asset sale,” “fundamental change” or “change of control” provisions applicable to such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to all Obligations (other than contingent indemnification obligations and any expense reimbursement obligations for which no claim has been asserted) having been irrevocably paid in full in cash.

“Disqualified Transferee” means the Persons set forth on Schedule 1.01(a).

“Dollar” and “$” mean lawful money of the United States.

“Domain Names” means all domain names and URLs that are registered and/or owned by or licensed to Borrower or any Subsidiary or with respect to which Borrower or any Subsidiary is authorized or granted rights under or to.

“Domestic Subsidiary” means any Subsidiary organized under the Laws of the United States, any state thereof or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“EEA” means the European Economic Area and the United Kingdom.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 11.16.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assets” means assets (other than current assets) that are used or useful in the same or a similar line of business as Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders or decrees relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any of its Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan, (d) the filing by the plan administrator of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings under Section 4042 of ERISA to terminate a Pension Plan, (f) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-

risk plan or a plan in endangered or critical status within the meaning of Section 432 of the Code or Sections 303 and 305 of ERISA, or (h) the imposition of any liability pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means Deposit Accounts and Securities Accounts, (a) used exclusively for payroll to or for the benefit of employees of Borrower or any of its Subsidiaries, (b) which are exclusively health care reimbursement accounts or employee benefits accounts, including any accounts exclusively containing amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of Borrower or any of its Subsidiaries, (c) all segregated Deposit Accounts and Securities Accounts constituting (and the balance of which consists solely of funds set aside in connection with) fiduciary accounts and trust accounts and (e) in which the amount on deposit that constitute “Excluded Accounts” in reliance of this clause (e) does not exceed $500,000 in the aggregate for all such accounts at any time.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, the grant or perfection of a security interest in the assets of such Foreign Subsidiary in support of, and the guaranteeing of, the Obligations would be prohibited by Applicable Law in the jurisdiction of formation or incorporation of such Foreign Subsidiary (as reasonably determined by the Borrower with the consent of the Administrative Agent), (b) any Foreign Subsidiary with respect to which the Administrative Agent and Borrower agree in writing that the cost or other consequences of such Foreign Subsidiary guaranteeing the Obligations are excessive in view of the benefits to be obtained by the Secured Parties therefrom, (c) SASS and (d) Cirq02 LLC, a Delaware limited liability company.

“Excluded Taxes” means any means any of the following Taxes imposed on or with respect to a payment to a Recipient or required to be withheld or deducted in respect of a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) that are imposed as a result of such Recipient being organized under the Laws of, or having its principal office located in, the jurisdiction imposing such Tax or (ii) that are imposed as a result of another present or former connection between such Lender and the jurisdiction imposing such Tax (other than any connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or having sold or assigned any interest in its interests under this Agreement or any Loan Document) and (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, if such Lender acquires an applicable interest in a Loan other than by funding such Loan pursuant to a prior Commitment, such Loan (other than pursuant to an assignment request by the Borrower under Section 3.03(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the Loan or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to provide any properly completed and executed documentation reasonably requested by Borrower under Section 3.01(d) of this Agreement that such Lender is legally eligible to provide and that will permit payments to be made to any Recipient without withholding or at a reduced rate of withholding and (d) any withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means, without duplication, any cash received by or paid to any Person not in the ordinary course of business and after taking into account all amounts paid or payable (or expected to be paid or payable) in connection therewith, solely with respect to, tax refunds, pension plan reversions and proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings or amounts or key person life insurance policies), condemnation awards (and payments in lieu thereof); provided, that, in no event shall “Extraordinary Receipts” include (w) working capital adjustments in connection with any Acquisition, (x) indemnification payments, settlement amount or judgment awards, in each case, to the extent constituting reimbursement for documented out-of-pocket cash expenses actually incurred by any Loan Party with respect to the event giving rise to the related indemnity claims, settlement amount or judgment award, (y) fees received from any out-licensing or sublicensing agreements permitted hereunder or otherwise part of Other Royalty Payments and (z) the proceeds of any issuance of Qualified Capital Stock by the Borrower or any Subsidiary.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or official administrative guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and that implement such Sections of the Code.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Final Payment Premium” means, as of any date of determination, an amount equal to four percent 4.0% of the portion of the Final Payment Premium Advanced Term Loan Amount being repaid as of such date of determination.

“Final Payment Premium Advanced Term Loan Amount” means, as of any date of determination, the sum of (a) the initial aggregate principal amount of the Loans advanced to Borrower under this Agreement on or prior to such date of determination (for the avoidance of doubt, based on the initial aggregate principal amount thereof without reducing such amount by any applicable original issue discount) plus (b) all PIK Period Paid-in-Kind Interest added to the principal amount of the Term Loans on or prior to such date of determination in accordance with Section 2.05(c).

“First Commercial Sale” means the first sale for end use or commercial consumption of AD109. For the avoidance of doubt, disposal of AD109 for, or use of AD109 in, clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies where AD109 is supplied or delivered without charge, shall not constitute a First Commercial Sale, nor shall any AD109 donated to non-profit institutions or government agencies for a non-commercial purpose shall constitute a First Commercial Sale. Similarly, no free AD109 that is supplied to a Third Party in conjunction with the offer for sale, or sale of AD109 will result in a First Commercial Sale, nor will the use of AD109 by Borrower or one of its Affiliates or sublicensees for research and development purposes constitute a First Commercial Sale.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a Disqualified Transferee) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations, whether current or long-term, for borrowed money (including the Term Loan Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, in each case, to the extent not cash collateralized;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not being disputed or not past due for more than 60 days after the date on which such trade account payable was created), including, without limitation, any Earn Out Obligations;

(f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder after taking into account any cash collateral or other amounts backstopping such amounts.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as in effect from time to time; provided that if a transition in such generally accepted accounting principles would substantively change the recognition of revenue with respect to Net Sales or Net Revenues (each as defined as of the Closing Date) and its calculation as set forth in this Agreement, then the Parties shall mutually agree to amendments to this Agreement in order to cause the amount of Revenue Interests as determined after giving effect to such transition in generally accepted accounting principles to be substantially the same as the amount of Revenue Interests as determined under generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States as of the Closing Date.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government (including any supra-national bodies such as the European Union or the European Central Bank and including each Patent Office, the FDA, and any other government authority in any jurisdiction).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, or (iii) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto and (b) each other Person that joins this Agreement as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other Secured Parties pursuant to Article IV.

“Hard Cap Amount” means, as of the applicable dates in the table below, the product of (x) the Investment Amount and (y) the specified percentage set forth opposite such dates in the table below:

Applicable Date:	Specified Percentage
On or prior to the six (6) month anniversary of the Closing Date	175%
After the six (6) month but on or prior to the forty-eight (48) month anniversary of the Closing Date	190%
Following the forty-eight (48) month anniversary of the Closing Date	225%

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HCR” means HealthCare Royalty Management, LLC.

“Healthcare Laws” means the Applicable Laws of all Governmental Authorities relating to the research, development, testing, manufacture, handling, production, preparation, propagation, compounding, conversion, pricing, labeling, packaging, or other Commercialization, coverage, or reimbursement of a drug, device, biological or other medical item, supply or service, including the FDCA, the Public Health Service Health, 42 U.S.C. § 201 et seq., Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the criminal false statements law, 42 U.S.C. § 1320a-7b(a); the False Claims Act, 31 U.S.C. §§ 3729-3733; the

Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Exclusions Law, 42 U.S.C. § 1320a 7;; HIPAA; all Laws pursuant to which Permits are issued; and all similar state or local Laws that address the subject matter of the foregoing.

“HHS” means the United States Department of Health and Human Services and any successor agency thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“IND” means (i) any investigational new drug application, as defined in 21 C.F.R. § 312.3(b) (or any successor statute or regulation, as updated from time to time) or any comparable application filed with the applicable Regulatory Agency in a given country or regulatory jurisdiction, the filing of which is necessary to commence or conduct clinical testing of a product in humans in such country or jurisdiction, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(f)	all Funded Indebtedness;

(g)	the Swap Termination Value of any Swap Contract;

(h)	all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(i)

all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” means the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons.

“Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary.

“Infringement,” “Infringing,” “Infringed” and “Infringes” mean the infringement, misappropriation, or other violation of any Patents, Copyrights, Trademarks, Know-How, Trade Secrets, Confidential Information, and/or Other Intellectual Property.

“Instruction to Payors” has the meaning set forth in Section 2.12(b).

“Intellectual Property” means all intellectual property, including but not limited to all proprietary information, Trade Secrets, Know-How, utility models; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto, Patents, registered or unregistered Trademarks, trade names and service marks (including all goodwill associated therewith), registered and unregistered Copyrights and all applications thereof.

“Interest Payment Date” means (a) the last day of each March, June, September and December; provided, that, if any such last day is not a Business Day, the applicable “Interest Payment Date” shall be the first Business Day immediately preceding such last day; and (b) the Term Loan Maturity Date.

“Interest Period” means, with respect to any Term Loan, (a) the period commencing on (and including) the applicable date on which such Term Loan is disbursed and ending on (and including) the first Interest Payment Date following such disbursement date of such Loan, and (b) thereafter, the period beginning on (and including) the first day following the end of the preceding Interest Period and ending on the earlier of (and including) (i) the first Interest Payment Date following the Interest Payment Date on which the preceding Interest Period ended and (ii) the Term Loan Maturity Date.

“Interest Rate” means, for any Interest Period, per annum rate of interest equal to the sum of (a) the Applicable Margin for such Interest Period plus (b) Three-Month Term SOFR for such Interest Period.

“Interim Financial Statements” means (a) the draft unaudited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including draft notes thereto, and (b) the unaudited condensed consolidated interim financial statements of Borrower and its Subsidiaries as at the end of and for the two-month period ended February 28, 2026, including condensed consolidated interim statements of financial position, comprehensive income (loss), changes in equity, and cash flows.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the Fair Market Value of such Investment.

“Investment Amount” means, as of on any date of determination, the initial aggregate principal amount of the Loans advanced to Borrower under this Agreement as of such date (for the avoidance of doubt, based on the initial aggregate principal amount thereof without reducing such amount by any applicable original issue discount).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IPO” means the Borrower’s first underwritten public offering of its common stock under the Securities Act.

“IP Rights” means, collectively, all Confidential Information, all Copyrights, all Copyright Licenses, all Domain Names, all Other Intellectual Property, all Other IP Agreements, all Patents, all Patent Licenses, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trademark Licenses, all Trade Secrets, all Websites and all Website Agreements, in each case, which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed to or by, the Borrower or any Affiliate.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Key Permits” means all Permits relating to the Products, including all applicable Regulatory Authorizations, the loss of which could reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on any Product Development and Commercialization Activities by or on behalf of the Loan Parties associated with any Product. For the avoidance of doubt, (a) any Regulatory Authorizations issued by the FDA to any Loan Party, any of its Subsidiaries or any of its Licensees for AD109 or any other Material Product, and (b) by any other Regulatory Authorizations that are required under Applicable Law to engage in Product Development and Commercialization Activities with respect to AD109 or any other Material Product, shall in each case constitute a Key Permit.

“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

“Knowledge” means, with respect to Borrower and its Subsidiaries, (a) for purposes of Article VI, the actual knowledge as of the date of this Agreement, of any of the officers of the Borrower identified on Schedule 1.01(b), and (b) for all other purposes of this Agreement, the actual knowledge as of a specified time, of any of the officers of the Borrower identified on Schedule 1.01(b) or any successor to any such officer holding the same or substantially similar officer position at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 11.02 or such other address or account as such Lender may from time to time notify to the Borrower and the Administrative Agent in accordance with Section 11.02(c).

“License Agreement” means, with respect to any Material Product, any Contract entered into by Borrower and/or its Subsidiaries, pursuant to which Borrower and/or a Subsidiary has granted a license or sublicense to any Third Party (or pursuant to which any such Third Party licensee or sublicensee of the Borrower or its Affiliate grants to another Third Party a further license or sublicense) to develop, have developed, make, have made, seek Regulatory Authorizations for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise engage in Product Development and Commercialization Activities with respect to such Material Product.

“Licensed Patents” means all Patents that are licensed or sublicensed to the Borrower or any of its Subsidiaries, including those licensed (or sublicensed) to Borrower under the BWH License.

“Licensed Product Patents” means all Patents that relate to AD109 and are licensed or sublicensed to the Borrower or any of its Subsidiaries, including (but not limited to) the items listed on Schedule 6.17(a) and identified as both Licensed Patents and Product-Specific Patents.

“Licensed Trademarks” means all Trademarks that are licensed or sublicensed to the Borrower or any of its Subsidiaries.

“Licensee” means, with respect to any Material Product, a Third Party to whom Borrower or any of its Subsidiaries has granted a license or sublicense to any Third Party to develop, have developed, make, have made, seek Regulatory Authorizations for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise engage in Product Development and Commercialization Activities with respect to such Material Product under the applicable License Agreement. As used in this Agreement “Licensee” includes any Third Party to whom Borrower or any of its Subsidiaries has granted the right (or any Third Party to whom any such Third Party has granted the right) to distribute any Material Product.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement, each Collateral Document and any other agreement, instrument or document between one or more Loan Parties and the Administrative Agent and/or one or more Lender(s) that is, in each case, related to this Agreement and is designated by its terms as a “Loan Document”. For the avoidance of doubt, no Warrant shall be a Loan Document.

“Loan Notice” means a notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loan Parties’ Patents” means, collectively, all of the Owned Patents and all of the Licensed Patents and, individually, each such Patent.

“Loan Parties’ Trademarks” means, collectively, all of the Owned Trademarks and all of the Licensed Trademarks and, individually, each such Trademark.

“Make-Whole Amount” means, on any date of determination, with respect to any Term Loan that is repaid or required to be repaid on or prior to the twenty-four (24) month anniversary of the Applicable Funding Date of such Term Loan, the sum of (a) an amount equal to five percent (5.00%) of the principal amount of such Loan that is repaid or required to be repaid plus (b) the amount of all interest that would have accrued on the principal amount of such Loan that is repaid or required to be repaid from such date of determination through and including the twenty-four (24) month anniversary of the Applicable Funding Date of such Term Loan (it being understood and agreed that for purposes of calculating the amount of such interest, that (i) the “Three-Month Term SOFR” component of the definition of “Interest Rate” shall be deemed to be Make-Whole Amount Three-Month Term SOFR as of such date of determination and (ii) on each Interest Payment Date occurring after the date of such repayment or requirement to repay, interest with respect to such Term Loans shall be deemed to be capitalized in accordance with Section 2.05(c) by adding all PIK Period Paid-in-Kind Interest with respect to such Loans to the outstanding principal amount of such Term Loans on each such Interest Payment Date).

“Make-Whole Amount Three-Month Term SOFR” means, as of any date of determination, a rate per annum equal to the greater of (a) three percent (3.00%) per annum and (b) Three-Month Term SOFR for the Interest Period immediately preceding such date of determination.

“Marketing Authorization” means, with respect to a Material Product, all Regulatory Authorizations required by Applicable Law to market and sell such Material Product in a country or region, including, to the extent required by Applicable Law for the marketing or sale of such Material Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), or financial condition of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party or a material impairment in the perfection, value or priority of the Administrative Agent’s security interests in the Collateral, (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, in each case of the foregoing, unless due to the action or inaction of any Secured Party or any of its Related Parties. For the avoidance of doubt, the failure to satisfy the condition in Section 5.02(a) shall not, in and of itself, constitute a Material Adverse Effect.

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Material Contracts” means (a) the Shionogi Agreements, (b) the BWH License, (c) each contract or other agreement to which any Loan Party or any Subsidiary is a party involving aggregate payments in excess of $2,000,000, whether such payments are being made by or to such Loan Party or such Subsidiary, (d) each in-license and each out-license, in each case, of Intellectual Property, pertaining to Product Development and Commercialization Activities with respect to any Material Product (including, without limitation, all waivers, amendments, supplements and other modifications thereto), (e) each Contract (other than licenses of Intellectual Property) to which the Borrower or any of its Subsidiaries is a party, and that is material to Product Development and Commercialization Activities with respect to any Material Product (including, without limitation, all waivers, amendments, supplements and other modifications thereto), other than agreements entered into in the ordinary course of business for non-

customized commercially available and easily replaceable goods or services for which alternative suppliers or service providers are reasonably available in the marketplace without undue delay or disruption to Product Development and Commercialization Activities and (f) all other contracts or agreements the loss or termination of which would reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

“Material IP Rights” means IP Rights that (a) are material to the operations, business, property, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, (b) the loss of which could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect or (c) that are material to the Product Development and Commercialization Activities with respect to any Material Product, including, without limitation, all Product-Specific Patents with respect to a Material Product.

“Material Product” means (a) AD109 and (b) each other Product the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

“Material Real Property” means any fee-owned real property located in the United States owned by any Loan Party on the Closing Date, acquired by any Loan Party after the Closing Date or owned by any Person at the time such Person becomes a Loan Party, in each case, having a Fair Market Value in excess of $5,000,000 as of the date of acquisition thereof or if the owning entity becomes a Loan Party after the Closing Date, as of the date such Person becomes a Loan Party.

“Maximum Rate” means the maximum rate of non-usurious interest permitted by Applicable Law. “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interest and/or leasehold interests of any Loan Party in real property.

“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NDA” means a “new drug application” as such term is used under the FDCA and any comparable Regulatory Authorization in a foreign jurisdiction.

“Negative Response Letter” means a complete response letter or refusal to file letter issued by the FDA, in each case, with respect to a Material Product.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt, in each case, net of (a) reasonable direct and out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) any taxes paid or reasonably determined by Borrower to be payable (within the next twelve months) as a result thereof, (c) in the case of any Disposition or Involuntary Disposition or any Extraordinary Receipt to the extent resulting from a Disposition or an Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property and (d) in the case of any Extraordinary Receipt, documented direct out-of-pocket costs actually incurred in connection with the collection of such proceeds, awards or other payments; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt.

“Net Revenues” means the Net Sales, Other Royalty Payments, and any other payments made in lieu of the sale of any Product (to the extent such payments are not included in the Net Sales or Other Royalty Payments).

“Net Sales” has the meaning specified in the BWH License.

“Note” or “Notes” means the Term Notes, individually or collectively, as appropriate.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan and any Revenue Interest and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, premiums, the Change of Control Prepayment Amount, the Final Payment Premium, prepayment premiums pursuant to Section 2.03(c). For the avoidance of doubt, no obligations under any Warrant shall be Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” as the same may be amended from time to time.

“Organization Documents” means, (a) with respect to any company or corporation, the certificate or articles of incorporation and the memorandum or articles of association, bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under any Loan Document, or sold or assigned any interest under any Loan Document).

“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Domain Names, Other IP Agreements, Patents, Trademarks, Proprietary Databases, Proprietary Software, Websites and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, data (including all clinical data relating to a Product), databases, designs, discoveries, inventions, Know-How, methods, processes, protocols, chemistries, compositions, formulas, show-how, software (other than commercially available, off-the-shelf software that is not assignable in connection with a Change of Control), specifications for Products, techniques, technology, trade dress and all improvements thereof and thereto, in each of the foregoing cases, which is owned by or licensed to Borrower or any Subsidiary or with respect to which Borrower or any Subsidiary is authorized or granted rights under or to.

“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Confidential Information, Regulatory Authorization, Regulatory Authorization Applications, Proprietary Database, Proprietary Software, Trade Secret and/or any other IP Right, to the extent that the grant of any such right is not otherwise the subject of a Copyright License, Trademark License, Patent License or Website Agreement.

“Other Royalty Payments” means, without duplication, any partnership distributions, royalty payments, upfront payments, milestone payments, earnout payments, contingent payments or similar payments or any other amounts payable by the Licensees or any acquiror of SASS or the Wearables Platform to Borrower or its Subsidiaries under or in respect of the applicable License Agreement or sale agreement or any other amounts or proceeds arising from the applicable License Agreement or sale agreement other than: (a) payments by Licensees for payment or reimbursement of expenses, including patent prosecution, defense, enforcement or maintenance expenses in respect of any intellectual property or IP Rights; (b) the fair market value of payments received by Borrower from a Licensee for any debt and/or equity securities or instruments issued by Borrower, or payments received by Borrower for an acquisition of all or substantially all of its assets that include the assignment of this Agreement; (c) funds received from a Licensee as a reimbursement of expenses for bona fide research and development of products (including payments for FTEs, clinical development and manufacturing expenses); (d) currently unrecognized revenue from any cash payments received on or before the Closing Date under lease agreements in effect as of the Closing Date; (e) any purchase price or similar cash consideration received by Borrower in connection with a Permitted SASS Disposition (but excluding, for the avoidance of doubt, any royalty payments payable following such disposition), (f) any milestone payments received by Borrower from Shionogi in connection with a Permitted SASS Disposition, (g) any fees received by Borrower for services rendered under any master services agreement, transition services agreement, or similar arrangement with Shionogi in connection with a Permitted SASS Disposition; and (h) any purchase price or similar cash consideration received by Borrower in connection with a Permitted Wearables Platform Disposition (but excluding, for the avoidance of doubt, any royalty payments).

“Other Taxes” means all present or future stamp, court, documentary, intangible, excise, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of any Loans occurring on such date.

“Owned Patents” means the Patents owned by the Loan Parties or their Subsidiaries.

“Owned Product Patents” means all Patents relating to AD109 which are owned by Borrower or its Subsidiaries, including (but not limited to) the items listed on Schedule 6.17(a) and identified as Owned Patents and Product-Specific Patents.

“Owned Trademarks” means all Trademarks which are owned by Borrower or its Affiliates.

“Participant” means a Person to whom a Lender sells participations in all or a portion of such Lender’s rights and/or obligations under this Agreement.

“Participant Register” means a register on which a Lender enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Term Loan or other obligations under the Loan Documents.

“Patent License” means any written agreement, providing for the grant of any right under any Patent.

“Patent Office” means the respective patent office (foreign or domestic) for any Patent.

“Patents” means any patent rights of any kind, including any and all: patents (whether registered or not), patent applications or invention disclosures, as well as all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes review, renewals, extensions, adjustments, restorations, supplemental protection certificates and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction, together with the right to claim the priority thereto and the right to sue for past Infringement of any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means that certain perfection certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by Borrower and dated as of the Closing Date.

“Permits” means licenses, certificates, accreditations, Regulatory Authorizations, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of Borrower’s or any Subsidiary’s business or to comply with any Applicable Laws, and those issued by state governments for the conduct of Borrower’s or any Subsidiary’s business.

“Permitted Licenses” means, collectively, (a) non-exclusive licenses and sublicenses for the use of the Intellectual Property of the Loan Parties entered into in the ordinary course of business and not interfering with the business of the Loan Parties or the Product Development and Commercialization Activities with respect to any Product, (b) exclusive (subject to clause (C) of the proviso of this definition) licenses and sublicenses for the use of the Intellectual Property of the Loan Parties outside of the United States entered into in the ordinary course of business; provided, that, with respect to each such license described in clauses (a) and (b), (A) no Default has occurred or is continuing at the time of entry into such license, (B) the license constitutes an arm’s-length transaction, the terms of which, on their face, do not provide for a sale or assignment from the Borrower or its Affiliates to a Third Party of any Intellectual Property that, at the time of execution of such license or sublicense, comprises a material portion of the Collateral, and do not restrict the ability of the Borrower or any of its Subsidiaries, as applicable, to pledge, grant a Lien on, or assign or otherwise transfer any Intellectual Property, (C) in the case of any exclusive license or sublicense, (1) the Borrower shall deliver five (5) days’ prior written notice and a brief summary of the terms of the proposed license to the Administrative Agent and the Borrower shall deliver to the Administrative Agent copies of the final executed exclusive licensing documents promptly upon consummation thereof, (2) such license or sublicense may be exclusive only as to geographical areas outside of the United States, and (3) such exclusive license or sublicense shall not result in a legal transfer of title of the licensed property, and (D) all Other Royalty Payments and other proceeds arising from the license agreement that are payable to the Borrower or any of its Subsidiaries shall be paid to a Deposit Account which is subject to an Account Control Agreement and (E) such license or sublicense permits the disclosure of (1) Net Sales and Other Royalty Payments and similar reports to the Administrative Agent and (2) any development updates, reports or any other material notices provided by the licensee to the Administrative Agent; (c) any license or sublicense granted to any Third Party for the manufacture, use or distribution of any Product or otherwise granted to a vendor, service provider or wholesaler, in each case of this clause (c) in order to provide services for the benefit of the Borrower or its Affiliates, (d) any sponsored research or similar agreement providing for the development of a Product that does not grant Commercialization rights with respect to such Product, (e) licenses or sublicenses of off-the-shelf software that is commercially available to the public and (f) out-licenses of Intellectual Property set forth on Schedule 1.01(c) existing as of the Closing Date and previously disclosed to the Administrative Agent (including for the avoidance of doubt, the Shionogi Agreements and any license of Intellectual Property (other than AD109 or any Material IP Rights related to AD109) to Shionogi or any of its Affiliates in connection with a Permitted SASS Disposition). It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted License” include any license to Commercialize AD109 (or any IP Rights associated therewith) in the United States (or any state or other political subdivision thereof) provided, however, that the foregoing shall not prohibit licenses granted in the ordinary course of business to manufacturers, distributors, service providers or other vendors acting solely on behalf of Borrower or its Affiliates in connection with the manufacture, development, commercialization or distribution of AD109 (or any IP Rights associated therewith), including for the avoidance of doubt the licenses or sublicenses referred to in clause (c).

“Permitted SASS Disposition” means (a) the disposition contemplated by the Membership Interest and Asset Purchase Agreement among Borrower, SASS and Shionogi dated March 23, 2026 (such agreement, the “MIPA”) or (b) if the transactions contemplated by the MIPA are terminated, then any sale, transfer or other disposition of Borrower’s Equity Interests in SASS to Shionogi or any of its Affiliates, together with any Intellectual Property jointly owned by any of the Loan Parties with Shionogi, licenses of Intellectual Property (other than AD109 or any Material IP Rights related to AD109) to SASS, Shionogi or any of its Affiliates, and any transfer, termination, amendment or modification of the Shionogi Agreements, in each case entered into in connection therewith; provided that the following conditions are satisfied in the case of clause (b):

(a)	Prior Notice. Borrower shall have provided the Administrative Agent with written notice of such disposition at least five (5) Business Days prior to the execution of definitive documentation with respect thereto, which notice shall include a summary of the material terms of the proposed transaction;

(b)	Effectiveness. The proposed transaction shall be consummated on or prior to December 31, 2026.

(c)

Minimum Consideration. The aggregate upfront cash consideration to be received by the Borrower and its Subsidiaries in connection with such disposition shall be not less than $75,000,000 (excluding any milestone payments, royalty payments or other contingent consideration); provided that if the aggregate upfront cash consideration is less than $75,000,000, such disposition may still constitute a “Permitted SASS Disposition” if consented to in writing by the Administrative Agent (acting at the direction of the Required Lenders); and

(d)

No Default. At the time of the execution of definitive documentation and at the time of the consummation of such disposition, no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom (after giving effect to the carve-outs set forth in this Agreement with respect to such disposition).

“Permitted Wearables Platform Disposition” means the sale, lease, license, transfer or other disposition of the Wearables Platform; provided that the following conditions are satisfied:

(a)

Prior Notice. Borrower shall have provided the Administrative Agent with written notice of such disposition at least five (5) Business Days prior to the execution of definitive documentation with respect thereto, which notice shall include a summary of the material terms of the proposed transaction; and

(b)

No Default. At the time of the execution of definitive documentation and at the time of the consummation of such disposition, no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom (after giving effect to the carve-outs set forth in this Agreement with respect to such disposition).

“Permitted Licensees” means any Person granted a Permitted License.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Transfers” has the meaning set forth in the definition of Disposition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Information” has the same meaning as the terms “personal data,” “personal information,” “protected health information” or the equivalent under applicable Privacy Laws.

“PHSA” means the Public Health Service Act (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“PIK Period” has the meaning set forth in Section 2.05(c)(i).

“PIK Period Paid-in-Kind Interest” has the meaning set forth in Section 2.05(c)(i).

“PIK Period Paid-In-Kind Interest Notice” means a written notice (which notice shall be irrevocable) from a Responsible Officer of Borrower to the Administrative Agent (for further distribution to the Lenders) that Borrower intends to exercise its right to pay all interest for an applicable Interest Period in accordance with Section 2.05(c)(i).

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan) that is maintained for employees of the Borrower or, in the case of any Pension Plan, any ERISA Affiliate or to which the Borrower or, in the case of any Pension Plan, any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Prime Rate” means, with respect to any Interest Period, the fluctuating rate per annum equal to the highest rate published in the “Money Rates” section of The Wall Street Journal as the “prime rate” then in effect (or, if such source is not available for any reason, such alternative source as determined by the Administrative Agent) on the first Business Day of such Interest Period.

“Privacy Laws” means all Laws applicable to the privacy or security of individually identifiable information of any patient or individual, including without limitation HIPAA, the EU General Data Protection Regulation (EU) 2016/679 (GDPR) and equivalent Laws in other jurisdictions.

“Product” means (a) AD109 and (b) any current or future product or service advertised, developed, imported, manufactured, marketed, offered for sale, licensed, provided, promoted, sold, tested, used or otherwise distributed by Borrower or any Subsidiary in connection with the Business, including those products set forth on Schedule 1.01(d) (as updated from time to time in accordance with the terms of this Agreement); provided, that, if any Loan Party shall fail to comply with its obligations under this Agreement to give notice to Administrative Agent and update Schedule 1.01(d) prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude Third Parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, pharmaceutical companies, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to any such entity.

“Product Development and Commercialization Activities” means, on a country-by-country basis, with respect to any Product, any combination of research, development, Commercialization, or like activities the purpose of which is to develop or Commercialize such Product.

“Product Distributor” means any Person that, pursuant to a Product Agreement, is engaged in any Product Development and Commercialization Activities by or on behalf of the Loan Parties.

“Product Plan” has the meaning set forth in Section 5.01n).

“Product-Specific Patents” means, on a Product-by-Product basis, all Patents (a) in which a Loan Party or any Subsidiary has rights, and (b) that relate to, are embodied in, cover or involve Product Development and Commercialization Activities with respect to a particular Material Product, including, in the case of AD109, the Owned Product Patents and Licensed Product Patents including those identified as “Product-Specific Patents” on Schedule 6.17(a).

“Product-Specific Trademarks” means, on a Product-by-Product basis, all Trademarks (a) in which a Loan Party or any Subsidiary has rights, and (b) that relate to, are embodied in, cover or involve Product Development and Commercialization Activities with respect to a particular Material Product, including those identified as “Product-Specific Trademarks” on Schedule 6.17(s).

“Proprietary Databases” means any material non-public proprietary database or information repository that is owned by or licensed to Borrower or any Subsidiary or with respect to which Borrower or any Subsidiary is authorized or granted rights under or to.

“Proprietary Software” means any proprietary software (other than any software that is generally commercially available, off-the-shelf and/or open source) including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned or licensed to Borrower or any Subsidiary or with respect to which Borrower or any Subsidiary is authorized or granted rights under or to.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Quarterly Net Revenues” means, with respect to any Calendar Quarter, the aggregate amount of worldwide Net Revenues for that Calendar Quarter.

“Quarterly Payment Date” means each February 15, May 15, August 15 and November 15, beginning May 15, 2026 (provided, that, if any such date is not a Business Day, the applicable “Quarterly Payment Date” shall be the Business Day immediately preceding such date).

“Recipient” means the Administrative Agent, any Lender, and any other recipient of any payment by or on account of any obligation of any Loan Party under any Loan Document.

“Register” means a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction, including, without limitation, any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Material Product, including CMS, FDA and all similar agencies in other jurisdictions and parallel state or local authorities, and includes standard bodies.

“Regulatory Authorizations” means, with respect to a country or other jurisdiction, the approvals (including approvals of biologics license applications and marketing authorization applications), licenses, registrations, clearances or authorizations of any Governmental Authority necessary to market and/or commercialize any Material Product in such country or other jurisdiction.

“Regulatory Authorization Application” means an application submitted to the appropriate Regulatory Agency seeking Regulatory Authorization of a Material Product in a country, including INDs and NDAs.

“Related Party” and “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, counsel, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” means the date thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders).

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief medical officer, senior vice president or chief accounting officer of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.01(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Loan Parties, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries as determined in accordance with GAAP (other than as a result of the Liens of the Administrative Agent for the benefit of itself and the Lenders and other than any bankers’ Liens and rights of set-off) or (b) are subject to any Lien in favor of any Person (other than bankers’ Liens and rights of Set-off) other than the Administrative Agent for the benefit of itself and the Lenders.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of (i) any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding or (ii) any call option on any shares (or equivalent) of any class of Equity Interests or any Loan Party or any of its Subsidiaries (irrespective of whether such call option can be cash, net share or physically settled), or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“Revenue Interest” means all of Borrower’s rights, title and interest in and to, free and clear of any and all Liens, that portion of the Annual Net Revenues of Borrower and its Subsidiaries in an amount equal to the Revenue Interest Payment Amount for each Calendar Quarter ending on or prior to the Revenue Interest Maturity Date.

“Revenue Interest Maturity Date” means the earlier of (a) the ten year anniversary of the First Commercial Sale and (b) the date on which the Revenue Interest is extinguished pursuant to Section 2.03(d).

“Revenue Interest Payment Amount” means, for each Calendar Quarter, an amount equal to the Applicable Royalty Rate multiplied by the Quarterly Net Revenues for such Calendar Quarter. For clarity, the Applicable Royalty Rate used to calculate the Revenue Interest Payment Amount for a given Calendar Quarter will be based on the aggregate worldwide Net Revenues billed or invoiced in such Calendar Quarter and all prior Calendar Quarters in the applicable Calendar Year.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by Borrower, any Subsidiary or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of any Material Product.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any economic or financial sanctions administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, or His Majesty’s Treasury (“HMT”).

“Sanctioned Person” means an individual or entity that is, or is owned 50% or more or controlled by one or more individuals or entities that are (i) currently the target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or Foreign Sanctions Evaders, HMT’s Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, or any similar list enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, or HMT or (iii) located, organized or resident in a Designated Jurisdiction.

“SASS” means Shionogi-Apnimed Sleep Science, LLC, a Delaware limited liability company.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the Administrative Agent and the Lenders.

“Securities Account” means a “securities account” (as defined in Article 8 of the Uniform Commercial Code) or other account to or for the credit or account of any Loan Party to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Set-off” means any set-off, off-set, reduction or similar deduction.

“Shionogi” means Shionogi & Co., Ltd., a company organized under the law of Japan.

“Shionogi Agreements” means that certain Amended and Restated Limited Liability Company Agreement among Borrower, Shionogi and SASS dated as of November 1, 2023, as amended by Amendment No. 1 to and Restated Limited Liability Company Agreement dated April 23, 2025 (the “Shionogi Joint Venture Agreement”); the Shionogi License Agreement; that certain Master Services Agreement dated as of November 1, 2023, by and between Apnimed, Inc. and SASS and all Work Orders issued thereunder; that certain Right of First Negotiation Agreement dated as of November 1, 2023, by and between Shionogi and Borrower; that certain Joint Ownership and License Agreement between Shionogi and Borrower dated April 23, 2025 (the “Joint Ownership Agreement”); that certain SASS CAI and SNRI/CAI Contribution Agreement among Shionogi, SASS and Borrower dated April 23, 2025; and that certain Asset Purchase and License Agreement among Borrower, Desitin Arzneimittel GmbH, and Cereus Pharma AB dated April 23, 2025.

“Shionogi License Agreement” means that certain Apnimed License Agreement dated as of November 1, 2023, by and between Borrower and SASS.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is planning to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course of business. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability by such Person.

“Subordinated Indebtedness” means Indebtedness of Borrower or any Subsidiary subordinated to all of Borrower’s now or hereafter indebtedness to the Administrative Agent (pursuant to a subordination,

intercreditor, or other similar agreement in form and substance reasonably satisfactory to the Administrative Agent entered into between the Administrative Agent and the other creditor), on terms acceptable to the Administrative Agent in its reasonable discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of, in each case to the extent applicable, Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet in accordance with GAAP.

“Systems” means any device or combination of devices that contains Personal Information, including any physical and electronic data information storage services and systems that use, access, store or disclose Personal Information.

“Taxes” means any present or future income, excise, stamp, documentary, sales, value added, property or franchise taxes or other taxes, fees, duties, levies, assessments, withholdings (including backup withholding) or other charges of any nature whatsoever (including any incremental taxes, interest, penalties and additions to tax thereon) imposed by any Governmental Authority.

“Term Loan” means the Tranche A Term Loans, the Tranche B Term Loans and/or the Tranche C Term Loans.

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loans to the Borrower pursuant to Section 2.01, in the initial principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is $150,000,000.

“Term Loan Maturity Date” means April 2, 2031.

“Term Note” means a promissory note in the form of Exhibit B.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator reasonably satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time).

“Third Party” means any Person other than Loan Parties or their Affiliates.

“Three-Month Term SOFR” means, with respect to any Interest Period, a rate per annum equal to the greater of (a) three percent (3.00%) per annum and (b) the Three-Month Term SOFR Screen Rate, two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then “Three-Month Term SOFR” for purposes of this clause (b) means the three month Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto.

“Threshold Amount” means $500,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Term Loan Commitment of such Lender and the Outstanding Amount of all Loans of such Lender at such time.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being commonly known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (c) which are owned by or licensed to Borrower or any Subsidiary or with respect to which Borrower or any Subsidiary is authorized or granted rights under or to.

“Trademark License” means any written agreement providing for the grant of any right to use any Trademark.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the Laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by or licensed to Borrower or any Subsidiary or with respect to which Borrower or any Subsidiary is authorized or granted rights under or to.

“Tranche A Funding Date” means the date upon which the conditions precedent under Sections 5.01 and 5.04 have been satisfied to the satisfaction of the Lenders, which (subject to such satisfaction) shall be the Closing Date.

“Tranche A Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche A Term Loans hereunder. The amount of each Lender’s Tranche A Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $50,000,000.

“Tranche A Term Loans” means the Term Loans made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.01(a)(i).

“Tranche B Availability Period” means the period from and including the Closing Date to and including June 30, 2027 or such earlier date as the Tranche B Term Loan Commitments shall terminate as provided herein.

“Tranche B Funding Date” means the date upon which the conditions precedent under Sections 5.02 and 5.04 have been satisfied to the satisfaction of the Lenders, which (subject to such satisfaction) shall be the date that is within twelve (12) Business Days following receipt by the Administrative Agent of the applicable Loan Notice but prior to the termination of the Tranche B Availability Period.

“Tranche B Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche B Term Loans hereunder. The amount of each Lender’s Tranche B Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $50,000,000.

“Tranche B Term Loans” means the Term Loans made by the Lenders to the Borrower during the Tranche B Availability Period pursuant to Section 2.01(a)(ii).

“Tranche C Availability Period” means the period from and including the Closing Date to and including September 30, 2028.

“Tranche C Funding Date” means the date upon which the conditions precedent under Sections 5.03 and 5.04 have been satisfied to the satisfaction of the Lenders, which (subject to such satisfaction) shall be the date that is within twelve (12) Business Days following receipt by the Administrative Agent of the Loan Notice but prior to the termination of the Tranche C Availability Period.

“Tranche C Milestone Event” shall mean [***].

“Tranche C Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche C Term Loans hereunder. The amount of each Lender’s Tranche C Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Tranche C Term Loan Commitments as of the Closing Date is $50,000,000.

“Tranche C Term Loans” means the Term Loans made by the Lenders to the Borrower during the Tranche C Availability Period pursuant to Section 2.01(a)(iii).

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential

Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Unrestricted Cash” means, at any time, cash and Cash Equivalents of the Loan Parties (without duplication) that are not Restricted at such time.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code. “United States” and “U.S.” mean the United States of America.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrant” means a warrant, in the form attached as Exhibit G.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrant.

“Wearables Platform” means Borrower’s finger-worn pulse oximeter and associated mobile and web-based applications and all associated software used to operate and maintain the foregoing.

“Website Agreements” means all agreements between Borrower and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to Borrower and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Websites” means all websites that Borrower or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by Borrower directly or indirectly through one or more other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by Borrower.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in any Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) references to “drugs” or pharmaceutical products or therapies include biological products or therapies.

(b)

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)	Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)

Any reference herein or in any other Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(e)	Any reference in any Loan Document to a license shall also include a sublicense and any reference to a lease shall include a sublease.

(f)	Any reference in any Loan Document to knowledge or awareness shall be to Knowledge, whether capitalized (or using the same terminology) or not.

1.03 Accounting Terms. Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to any election by any Loan Party or any Subsidiary to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard).

(a)

Changes in GAAP. Other than as set forth above in this Section 1.03, the Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. Other than as set forth above in this Section 1.03, if at any time any change in GAAP would affect the computation of any financial definition or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so reasonably request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such definition or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) other than with respect to changes referenced above in this Section 1.03 and it being agreed that no such financial statements and other documents shall be required to be audited, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such definition or requirement made before and after giving effect to such change in GAAP.

1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS; REVENUE INTEREST

2.01 Term Loan Commitments.

(a)	Tranche A Term Loans; Tranche B Term Loans; Tranche C Term Loans.

(i)

Subject to the terms and conditions set forth herein, including the conditions set forth in Sections 5.01 and 5.04, each Lender severally and not jointly agrees to make its portion of the Tranche A Term Loans to Borrower in Dollars on the Closing Date in a principal amount equal to such Lender’s Tranche A Term Loan Commitment. The Tranche A Term Loan Commitment of each Lender shall terminate immediately and without further action at the funding of such Lender’s Tranche A Term Loan on the Closing Date.

(ii)

Subject to the terms and conditions set forth herein, including the conditions set forth in Sections 5.02 and 5.04, each Lender severally and not jointly agrees during the Tranche B Availability Period to make its portion of the Tranche B Term Loans to Borrower in Dollars on the Tranche B Funding Date in a principal amount equal to such Lender’s Tranche B Term Loan Commitment. The Tranche B Term Loan Commitment of each Lender shall terminate immediately and without further action at the funding of such Lender’s Tranche B Term Loan on the Tranche B Funding Date. In addition, on the last day of the Tranche B Availability Period, the Tranche B Term Loan Commitment of each Lender shall terminate immediately and without further action (to the extent not theretofore terminated).

(iii)

Subject to the terms and conditions set forth herein, including the conditions set forth in Sections 5.03 and 5.04, each Lender severally and not jointly agrees during the Tranche C Availability Period to make its portion of the Tranche C Term Loans to Borrower in Dollars on the Tranche C Funding Date in a principal amount equal to such Lender’s Tranche C Term Loan Commitment. The Tranche C Term Loan

Commitment of each Lender shall terminate immediately and without further action at the funding of such Lender’s Tranche C Term Loan on the Tranche C Funding Date. In addition, on the last day of the Tranche C Availability Period, the Tranche C Term Loan Commitment of each Lender shall terminate immediately and without further action (to the extent not theretofore terminated).

The Term Loans are not revolving in nature and any amount repaid on the Term Loans may not be reborrowed.

2.02 Term Loan Borrowings.

(a)

Each Borrowing shall be made upon the Borrower’s notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower) to the Administrative Agent, which must be given not later than 11:00 a.m. at least seven (7) Business Days in advance of the requested date of such Borrowing (or, in the case of the Borrowing to occur on the Closing Date, such shorter period as the Lenders may agree to in their sole discretion). Each Loan Notice shall specify the requested date of the Borrowing (which shall be a Business Day).

(b)

Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Term Loans. Upon satisfaction of the applicable conditions set forth herein, each Lender shall wire transfer an amount equal to (i) its Applicable Percentage of the applicable Term Loans to Borrower in accordance with instructions provided to (and acceptable to) the Lenders by the Borrower less (ii) an amount equal to two percent (2.0%) of the amount in clause (i), which shall be retained by each Lender as an original issue discount (i.e., the Term Loans will be funded on a net basis).

2.03 Term Loan Prepayments

(a)

Voluntary Prepayments of Term Loans. Subject to the payment of any repayment premium under Section 2.03(c), the Final Payment Premium required under Section 2.06 and any other fees or amounts payable hereunder at such time, the Borrower may, upon irrevocable notice from the Borrower to the Administrative Agent, voluntarily prepay the outstanding Term Loans, in whole but not in part; provided, that, such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment. Such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment which shall be due and payable on the date specified therein; provided, that, if such a notice expressly states that it is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (w) all accrued interest on the principal amount of the Loans prepaid, (x) the repayment premium required under Section 2.03(c) and the Final Payment Premium required under Section 2.06, (y) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment and (z) all other Obligations (other than (i) with respect to the Revenue Interest and (ii) contingent indemnification and expense reimbursement obligations for which no claim has been asserted). Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)	Mandatory Prepayments of Loans.

(i) Dispositions and Involuntary Dispositions. Borrower shall promptly (and, in any event, within five (5) Business Days) prepay the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions and Involuntary Dispositions, in each case, other than (A) Net Cash Proceeds of Dispositions and Involuntary Dispositions not exceeding $500,000 in the aggregate during any fiscal year and (B) Net Cash Proceeds of Dispositions and Involuntary Dispositions that are reinvested in Eligible Assets within 270 days of the date of such Disposition or Involuntary Disposition. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below. Notwithstanding the forgoing, proceeds received by Borrower from a Disposition under clauses (j), (m), (n) or (o) of the definition thereof shall, in each case, not constitute Net Cash Proceeds for purposes of this Section 2.03(b)(i) and shall not be subject to mandatory prepayment.

(ii) Extraordinary Receipts. Borrower shall promptly (and, in any event, within five (5) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipt, prepay the Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds, in each case, other than (A) Extraordinary Receipts not exceeding $500,000 in the aggregate in any fiscal year and (B) such Net Cash Proceeds that are reinvested in Eligible Assets within 270 days of the date of receipt thereof. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below. Notwithstanding the forgoing, proceeds received by Borrower from a Disposition under clauses (j), (m), (n) or (o) of the definition thereof shall, in each case, not constitute Net Cash Proceeds for purposes of this Section 2.03(b)(ii) and shall not be subject to mandatory prepayment.

(iii) Debt Issuance. Borrower shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv) Application of Mandatory Prepayments. All payments under this Section 2.03(b) shall be applied first to all fees, costs, expenses, indemnities and other amounts due and payable hereunder, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts of the Obligations: default interest, if any, the repayment premium required by Section 2.03(c), accrued interest and principal. For the avoidance of doubt, each such prepayment shall also be accompanied by the Final Payment Premium required by Section 2.06, if applicable. Each such prepayment shall be applied first to outstanding Tranche C Term Loans, second, to outstanding Tranche B Term Loans and third, to outstanding Tranche A Term Loans, in each case, in direct order of maturity. Each such prepayment shall be applied to the Term Loans of the Lenders in accordance with the respective Applicable Percentages in respect of each of the relevant Facilities.

(v) Notice of Mandatory Prepayment. Borrower shall provide prior written notice to the Administrative Agent of any prepayment made pursuant to this Section 2.03(b); provided, that, such notice must be received not later than 11:00 a.m. one (1) Business Day prior to the date of prepayment (or such shorter period as the Required Lenders may agree).

(c)

Prepayment Premium. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the principal amount of any Term Loans are repaid, or required to be repaid, pursuant to Section 2.03(a), Section 2.03(b)(i)-(iii), Section 2.04, or Article IX, but excluding payments in connection with a Change of Control pursuant to Section 2.03(d), then, in all cases, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such repayment is paid or required to be paid, in addition to the other Obligations so repaid or required to be repaid (including the Final Payment Premium), a prepayment premium equal to:

(i)

with respect to any repayment paid or required to be paid on or prior to the twenty-four (24) month anniversary of the Closing Date, an amount equal to the Make-Whole Amount with respect to such repayment;

(ii)

with respect to any repayment paid or required to be paid after the twenty-four (24) month anniversary but on or prior to the thirty-six (36) month anniversary of the Closing Date, an amount equal to four percent (4.00%) of the principal amount of such Term Loan that is repaid or required to be repaid; and

(iii)

with respect to any repayment paid or required to be paid after the thirty-six (36) month anniversary but on or prior to the forty-eight (48) month anniversary of the Closing Date, an amount equal to two and a half percent (2.50%) of the principal amount of such Term Loan that is repaid or required to be repaid; and

(iv)

with respect to any repayment paid or required to be paid after the forty-eight (48) month anniversary of the Closing Date, an amount equal to zero percent (0.00%) of the principal amount of such Term Loan that is repaid or required to be repaid.

(d)

Change of Control. The Borrower shall give the Administrative Agent at least ten (10) Business Days’ prior written notice prior to entering into any definitive agreement or binding obligation relating to a Change of Control. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, upon the occurrence of a Change of Control, the Borrower shall, at the direction of the Required Lenders, and may, at its option upon three (3) Business Days prior written notice from the Borrower to the Administrative Agent, pay the Change of Control Prepayment Amount in full, which shall be in lieu of any other prepayment premium, Final Payment Premium or Make-Whole-Amount otherwise applicable to the Term Loans, and which shall extinguish the Term Loan Obligations (other than unpaid expenses of the Lenders and the Administrative Agent) and the Revenue Interest. Each such direction or notice shall specify the date and amount of such prepayment. If such direction or notice is given, the Borrower shall make such prepayment and the payment amount specified in such direction or notice shall be due and payable on the date specified therein. For the avoidance of doubt, the Revenue Interest may not be voluntarily prepaid or extinguished except in connection with a Change of Control pursuant to this Section 2.03(d).

If the Obligations are accelerated as a result of the Borrower’s failure to comply with this Section 2.03(d), the Change of Control Prepayment Amount will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Term Loan shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Change of Control Prepayment Amount and fees payable to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The Change of Control Prepayment Amount shall also be payable and any discount on the Term Loan shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means as a direct result of the Borrower’s failure to comply with this Section 2.03(d). TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING CHANGE OF CONTROL PREPAYMENT AMOUNT AND ANY DISCOUNT ON THE TERM LOANS IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the other Loan Parties expressly agree that (i) the Change of Control Prepayment Amount and any discount on the Loans provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Change of Control Prepayment Amount and any discount on the Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Company and the other Company Parties giving specific consideration in this transaction for such agreement to pay the Change of Control Prepayment Amount as and when required pursuant to this Section 2.03(d) and any discount on the Loans, (iv) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph and (v) the Change of Control Prepayment Amount and any discount on the Loans represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any early termination. The Borrower and the other Loan Parties expressly acknowledge that their agreement to pay the Change of Control Prepayment Amount and any discount on the Loans to the Lenders as herein described is a material inducement to the Lenders to make the Loans and establish the Commitments hereunder.

2.04 Repayment of Loans. The Borrower shall repay the Outstanding Amount of the Term Loans in equal installments, rounded to the nearest Dollar, on each Interest Payment Date beginning on the Interest Payment Date immediately following the Amortization Date through and including the Term Loan Maturity Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03), unless accelerated sooner pursuant to Section 9.02; provided, however, that, if any principal repayment installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first immediately preceding Business Day. Any remaining unpaid principal amount of Term Loans, together with all accrued and unpaid interest, plus all other Term Loan Obligations (other than contingent indemnification obligations for which no claim has been asserted) shall be due and payable on the Term Loan Maturity Date.

2.05 Interest.

(a)

Pre-Default Rate. Subject to the provisions of subsection (b) below, the Term Loans shall bear interest on the outstanding principal amount thereof (for the avoidance of doubt, based on the stated principal amount thereof without reducing such amount by any applicable original issue discount) for each Interest Period from the applicable Borrowing date thereof at a rate per annum equal to the Interest Rate for such Interest Period.

(b)

Default Rate. (i) Upon the occurrence and continuance of any Event of Default, all outstanding Obligations shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.

(c)	Paid-In-Kind Interest.

(i)

For a period of 12 months following the Closing Date (the “PIK Period”), on any Interest Payment Date, so long as (A) no Event of Default has occurred and is continuing on any such Interest Payment Date, and (B) Borrower delivers a PIK Period Paid-In-Kind Interest Notice to the Administrative Agent (for further distribution to the Lenders) on or prior to the date that is six (6) Business Days prior to the first day of the Interest Period ending on such Interest Payment Date, one-hundred percent (100%) of the aggregate amount of interest accruing on the Loans during such Interest Period (such interest, the “PIK Period Paid-in-Kind Interest”) shall be due and payable on such Interest Payment Date by capitalizing and adding such PIK Period Paid-in-Kind Interest to the outstanding principal amount of the applicable Term Loans on such Interest Payment Date.

(ii)

Paid-in-Kind Interest Generally. Any and all such PIK Period Paid-in-Kind Interest so added to the principal amount of the Term Loans shall constitute and increase the principal amount of the Terms Loans for all purposes under this Agreement, including without limitation, for purposes of calculating any repayment premium under Section 2.03(c) and any prepayment premium and fees payable pursuant to any fee letter, and shall bear interest in accordance with this Section 2.05. Upon the occurrence and during the continuation of any Event of Default during the PIK Period, all interest accruing on the Loans shall be due and payable in cash in arrears on each Interest Payment Date and at such other times as may be specified herein.

(d)

Interest Generally. Subject to Section 2.05(c), interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06 Final Payment Premium. Upon any prepayment or repayment of principal of the Term Loans (whether pursuant to Section 2.03, Section 2.04, Section 9.02 or otherwise, but excluding payments in connection with a Change of Control pursuant to Section 2.03(d)), Borrower shall pay, without any presentment thereof, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office, simultaneously with such prepayment or repayment of principal, in addition to the other Obligations prepaid, repaid or required to be prepaid or repaid (including any prepayment premiums required to be paid pursuant to Section 2.03(c)), the Final Payment Premium attributable to the Outstanding Amount being so prepaid or repaid on such date. Any Final Payment Premium shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.07 Computation of Interest. All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid.

2.08 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a Term Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.09 Payments Generally.

(a)

General. Except as otherwise expressly set forth herein, all payments to be made by any Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided in the Loan Documents, all payments by any Loan Party under the Loan Documents shall be due, without any presentment thereof to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office. The Loan Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Administrative Agent may from time to time direct in writing. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b)

Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04c).

(c)

Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.10 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Term Loans or prepayment premium or fee in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Term Loans and accrued interest thereon and prepayment premium and fees payable pursuant to any fee letter in connection therewith greater than its Applicable Percentage thereof as provided herein, then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the portions of the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment premium or exit fees in connection with their respective portions of the Loans and other amounts owing them; provided, that:

(i)

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)

the provisions of this Section 2.10 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loans to any assignee or Participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section 2.10 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

For purposes of clause (b) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.10 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Term Loan Commitment(s) or Loan(s) (as applicable) to which such participation relates.

2.11 Defaulting Lenders.

(a)

Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)

Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01. Each Lender agrees to provide the Borrower, the Administrative Agent and each other Lender with prompt written notice of such Lender becoming a Defaulting Lender.

(ii)

Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.04 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments, prepayment premiums, fees or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)

Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.12 Revenue Interest.

(a)	Payments on Account of the Revenue Interest.

(i)

On each Quarterly Payment Date until the Revenue Interest Maturity Date, the Loan Parties shall collectively pay the Revenue Interest Payment Amount for the preceding Calendar Quarter to the Lenders; provided, that, upon the occurrence of the Revenue Interest Maturity Date, the Loan Parties shall pay, on the first Quarterly Payment Date following such date (or, if earlier, on such date), the Revenue Interest Payment Amount for any partial Calendar Quarter ending on the Revenue Interest Maturity Date (or such earlier termination date). This Agreement shall be in full force and effect until all Revenue Interests and all other Obligations have been paid in full.

(ii)

All Revenue Interest Payment Amounts required to be paid but not paid to the Lenders on each Quarterly Payment Date shall bear interest at the Default Rate from the due date until paid in full (or, if less, the maximum interest rate permitted by Applicable Law).

(iii)

Within ninety (90) days after the end of each Fiscal Year, Borrower shall deliver a reconciliation statement setting forth (A) the actual Net Revenue for such Fiscal Year and (B) the aggregate Revenue Interest Payment Amount payable for such Fiscal Year. Notwithstanding the foregoing, if the aggregate Revenue Interest payments made during such Fiscal Year are less than the aggregate Revenue Interest Payment Amount for such Fiscal Year, the Loan Parties shall pay the deficiency within five (5) Business Days after delivery of such reconciliation. If the aggregate Revenue Interest payments exceed the amount payable for such Fiscal Year, such excess shall be credited against future Quarterly Payment Dates. No Default or Event of Default shall arise solely from a good faith underestimation so long as any deficiency is timely paid and interest, if any, accrued thereon pursuant to clause (ii) above is paid.

(b)	Deposit Account Management.

(i)

If any Net Revenues of Borrower or any of its Subsidiaries for any Product are not remitted by the Licensee or account debtor to a Deposit Account governed by a Control Agreement, Borrower and/or its Subsidiaries shall cause such accounts to be subject to daily remittance to Deposit Accounts that are governed by Control Agreements and shall ensure that all such funds are remitted to a Deposit Account that is governed by a Control Agreement promptly, and in any event within fifteen (15) Business Days after receipt thereof.

(ii)

On each Quarterly Payment Date, the Borrower shall disburse to each Lender its Applicable Percentage of an amount equal to the lesser of (x) all funds on deposit in such Deposit Accounts and (y) the Revenue Interest Payment Amount for such Quarterly Payment Date. If the amount to be disbursed to the account of any Lender on any Quarterly Payment Date pursuant to the preceding sentence is less than the Revenue Interest to which such Lender is entitled for the relevant Calendar Quarter, the Borrower and/or its Subsidiaries shall pay the amount of such shortfall to such Lender on such Quarterly Payment Date.

(iii)

If an Event of Default has occurred and is continuing, no funds in any Deposit Account governed by a Control Agreement shall be transferred to any other Deposit Account or Securities Account of Borrower and/or its Subsidiaries, and the Administrative Agent shall have the right to exercise all of its rights and remedies under Article IX, including, without limitation, if applicable, directing any depositary bank to transfer all of the funds in the Deposit Account to the Administrative Agent until all of the Obligations owed by Borrower and its Subsidiaries under this Agreement and the other Loan Documents have been paid in full; provided, that, notwithstanding the foregoing, Borrower may make disbursements solely to the extent required to avoid a material breach of any License necessary for Commercializing AD109 (including payments required under the BWH License), in each case with the prior written consent of the Administrative Agent.

(iv)

No Loan Party shall have any right to terminate any Deposit Account governed by a Control Agreement prior to the Discharge of the Term Loan Obligations without the Administrative Agent’s prior written consent; provided, that, without the Administrative Agent’s consent each Loan Party shall have the right from time to time to establish a replacement Deposit Account so long as it is subject to a Control Agreement.

(c)

Product Payment Reports and Records Retention. On or prior to each Quarterly Payment Date, Borrower shall deliver to the Administrative Agent a written report of the amount of gross sales of the Product in the United States during the applicable Calendar Quarter, an itemized calculation of Net Revenues on a country-by-country basis and a calculation of the amount of the Revenue Interest due under Section 2.12(a) in respect of the applicable Calendar Quarter, showing the Applicable Royalty Rate applied thereto. For three (3) years after each sale of any Product made by Borrower or any of its Subsidiaries, Borrower shall keep (and shall ensure that its Subsidiaries shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the applicable Revenue Interests paid pursuant to Section 2.12(a)(i). Borrower will include in each contract of Borrower and its Subsidiaries for the distribution, marketing, or selling of any Product entered into on or after the Closing Date, obligations reasonably appropriate to ensure that the counterparty to such contract shall furnish to Borrower all information necessary for Borrower to comply with this Section 2.12(c) and calculate the Revenue Interest payable each Calendar Quarter as set forth in this Agreement, and entry into any such contract does not relieve Borrower of its reporting and record retention obligations under this Section 2.12(c).

(d)	Audits.

(i)

Upon the written request and at the sole expense (subject to clause (ii)) of the Administrative Agent, and not more than once in each Calendar Year (so long as no Default or Event of Default has occurred and is continuing), Borrower shall permit an independent certified public accounting firm of national prominence selected by the Administrative Agent, and reasonably acceptable to Borrower, to have access to and to review, during normal business hours and upon not less than thirty (30) days’ prior written notice, the relevant documents and records of Borrower and its Subsidiaries as may reasonably be necessary to verify the accuracy and timeliness of the reports and payments (including calculation and payment of any Revenue Interest) made by the Borrower and its Subsidiaries under this Agreement. Such review may cover the records for sales or other dispositions of any Product, Net Revenues in any Calendar Year ending no earlier than the first day of the previous Calendar Year. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right, as often, at such times and with such prior notice, as the Administrative Agent shall determine, in its reasonable discretion, to have an independent certified public accounting firm of national or regional prominence, or similar firm that performs royalty audits, selected by the Administrative Agent and reasonably acceptable to Borrower, review the relevant documents and records of Borrower and its Subsidiaries.

(ii)

If such accounting firm reasonably concludes that any Revenue Interests were owed and were not paid when due during such period pursuant to the provisions of this Agreement, the Borrower shall pay any late or unpaid Revenue Interests within sixty (60) days after the date the Administrative Agent delivers to the Borrower a notice including the accounting firm’s written report which shall include reasonably detailed calculations with respect to such Revenue Interests and requesting such payment. If the amount of the underpayment (exclusive of interest accrued thereon pursuant to Section 2.12(a)(iii)) is greater than the lesser of (i) ten percent (10%) of the total amount actually owed for the period audited or (ii) one million Dollars ($1,000,000), then the Borrower and Borrower shall in addition reimburse the Administrative Agent for all reasonable costs and fees of the accounting firm related to such audit. In the event of overpayment, any amount of such overpayment shall be fully creditable against Revenue Interests payable for the immediately succeeding Calendar Quarter(s).

ARTICLE III

TAXES

3.01 Taxes.

(a)

All payments by or on account of any Obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax in respect of any such payment by any applicable Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01), the applicable Lender (or, in the case of payments received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)

Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, all Other Taxes.

(c)

The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)

Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to any payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Laws or otherwise reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or as otherwise reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 3.01(e)(i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. In addition, notwithstanding any other provision of this Section 3.01(d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver or cannot obtain, in a reasonable manner, any such information as might be required by the Borrower. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(d).

(e)

Notwithstanding anything to the contrary in this Section 3.01(e), in the case of any withholding Tax other than U.S. federal withholding Tax, no Lender shall be required to provide any information regarding such Lender or any of its direct or indirect owners (I) that is not in such Lender’s possession (except, in the case of any Lender other than HCR or any of its Affiliates, information that otherwise would have been in such Lender’s possession but for a willful or deliberate failure to obtain such information (from its direct or indirect owners) for the purpose of avoiding such Lender’s obligations under this Section 3.01(e)) or (II) that is materially more intrusive, or onerous to provide, than the information such Lender is required to provide to an applicable withholding agent in respect of U.S. federal withholding Taxes.

(i)	Without limiting the generality of the foregoing:

(A)

any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)

any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of whichever of the following is applicable:

(a) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(b) IRS Form W-8ECI;

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and that no payment under any Loan Document is effectively connection with such Lender’s conduct of a U.S. trade or business and (y) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(d) to the extent a Foreign Lender is not the beneficial owner (for example, a Foreign Lender that is a partnership or a participating Lender), IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 and/or another certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf such direct or indirect partner(s);

(C)

any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other documentation prescribed by Applicable Law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction, if any, required to be made; and

(D)

if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)

Each Lender agrees that if any documentation it previously delivered pursuant to Section 3.01(d) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(g)

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)

If any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to this Section 3.01, then such Lender shall, if requested by the Borrower, use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to this Section 3.01 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(i)

Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes that are attributable to such Lender and payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(i).

3.02 Increased Costs.

(a)	Increased Costs Generally. If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)

subject any Recipient to any Taxes (other than (A) Indemnified Taxes and Other Taxes and (B) Excluded Taxes) with respect to its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan), then, upon written demand of such Lender, Borrower will pay (in accordance with clause (c) below) to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)

Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay (in accordance with clause (c) below) to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)

Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.02 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)

Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.02 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03 Mitigation Obligations; Replacement of Lenders.

(a)

Designation of a Different Lending Office. If any Lender requests compensation under Section 3.01 or requires the Borrower to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives a notice pursuant to Section 3.01, then, at the request of the Borrower, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.02, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.04, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out of pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)

Replacement of Lenders. If any Lender requests compensation under Section 3.01, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.03(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.04 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Loan, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or to make any such Loan shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon written demand from such Lender (with a copy to the Administrative Agent), prepay the Loans of such Lender promptly.

3.05 Inability to Determine Rates. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that (a) adequate and reasonable means do not exist for ascertaining clause (b) of the definition of Three-Month Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, (b) the CME (or any successor administrator reasonably satisfactory to the Administrative Agent) has made a public statement identifying a specific date after which SOFR shall or will no longer be made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease; provided, that, in each case, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent that will continue to provide SOFR, or (c) the Administrative Agent or the Required Lenders reasonably determine that for any reason that Three-Month Term SOFR for the relevant Interest Period does not adequately and fairly reflect the cost of funds to the Lenders (each a “SOFR Unavailability Event”), then (i) the Administrative Agent will promptly so notify Borrower and each Lender and (ii) thereafter, (A) the Borrower and the Required Lenders shall negotiate in good faith to amend this Agreement to replace Three-Month Term SOFR with an alternate benchmark rate, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, for Dollar-denominated credit facilities for such alternative benchmarks, together with any proposed Conforming Changes and (B) until such time as the Borrower and the Required Lenders amend this Agreement as contemplated by the foregoing clause (A), clause (b) of the definition of Three-Month Term SOFR for the Interest Period during which such SOFR Unavailability Event occurs will be a rate per annum equal to the prime rate as in effect on the date such SOFR Unavailability Event occurs and thereafter will be re-set on the first Business Day of each Interest Period occurring thereafter.

3.06 Survival. Each party’s obligations under this ARTICLE III shall survive termination of the Term Loan Commitments, repayment, satisfaction or discharge of all other Obligations hereunder, resignation of the Administrative Agent and any assignment of rights by, or the replacement of, a Lender.

ARTICLE IV

GUARANTY

4.01 The Guaranty. Each of the Guarantors hereby jointly and severally, irrevocably, and unconditionally guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not merely as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code of the United States of America)) strictly in accordance with the terms hereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other Loan Document, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state Law.

4.02 Obligations Unconditional. The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other Guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than inchoate indemnity obligations) have been paid in full and the Term Loan Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)

at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)	any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c)

the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other Guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)	any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e)

any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other Guarantee of, or security for, any of the Obligations.

4.03 Reinstatement. The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person, or any Lender exercises its right of setoff, in respect of the Obligations is rescinded, invalidated, declared to be fraudulent or preferential, set aside or must be otherwise restored by any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Secured Parties on demand for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the fees, charges and disbursements of one counsel for the Administrative Agent and the Lenders taken as a whole) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law. The obligations of each Guarantor under this paragraph shall survive termination of this Agreement.

4.04 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation subject to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies. The Guarantors agree that, to the fullest extent permitted by Applicable Law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than inchoate indemnity obligations) have been paid in full and the Term Loan Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee. The Guarantee in this Article IV is a Guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives (to the fullest extent permitted by Applicable Law) any right to revoke the Guarantee in this Article IV as to future transactions giving rise to any Obligations.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING AND BORROWINGS

5.01 Conditions of Initial Borrowing. This Agreement shall become effective upon, and the obligation of each Lender to advance Tranche A Term Loans on the Closing Date is subject to, the satisfaction or waiver of the following conditions precedent (as reasonably determined by the Lenders):

(a)

Loan Documents. Receipt by the Administrative Agent of executed counterparts (including by electronic means) of this Agreement and the other Loan Documents, each executed (in a manner reasonably acceptable to the Administrative Agent) by a Responsible Officer of the signing Loan Party.

(b)

Opinions of Counsel. Receipt by the Administrative Agent of a favorable opinion of Goodwin Procter LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender as of the Closing Date, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(c)

Financial Statements; Due Diligence. The Administrative Agent shall have received the Audited Financial Statements and the Interim Financial Statements and such other reports, statements and due diligence items as the Administrative Agent or any Lender shall request.

(d)

No Material Adverse Effect. There shall not have occurred since December 31, 2024 any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e)

Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the Knowledge of Borrower, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f)

Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles, in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)

copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)

such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iii)

copies of the resolutions of the Board of Directors of each Loan Party authorizing the execution, delivery and performance of each Loan Document and any documents and notices to be signed under or in connection with any of the Loan Documents; and

(iv)

such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing, and qualified to engage in business in the state or other jurisdiction of organization or formation.

(g)	Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i)

searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens, each to the extent as applicable to such Loan Party;

(ii)	UCC financing statements for each appropriate U.S. jurisdiction as is necessary to perfect the Administrative Agent’s security interest in the Collateral;

(iii)

all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)	searches of ownership of, and Liens on, the Intellectual Property of each Loan Party in the appropriate governmental offices;

(v)

duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the IP Rights of the Loan Parties; and

(vi)	[reserved].

(vii)

Warrant. Receipt by the Administrative Agent of executed counterparts (including by electronic means) of a Warrant issued in connection with the Tranche A Terms Loans, executed by a Responsible Officer of the Borrower.

(h)

Evidence of Insurance. Receipt by the Administrative Agent of copies of certificates and endorsements of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of hazard insurance) on behalf of the Secured Parties.

(i)

Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of Borrower certifying (i) that the conditions specified in Sections 5.01(d) and 5.04(b) have been satisfied, (ii) that Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis, and (iii) a description of all intercompany Indebtedness of Borrower and its Subsidiaries.

(j)

Existing Indebtedness. All of the existing Indebtedness for borrowed money of the Loan Parties (excluding Indebtedness permitted to exist under Section 8.03) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(k)

Governmental and Third Party Approvals. Borrower and its Subsidiaries shall have received all material governmental, shareholder and Third Party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on Borrower or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(l)

Corporate Structure and Capitalization. The capital and ownership structure and the equity holder arrangements of the Borrower on the Closing Date, on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents shall be reasonably satisfactory to the Lenders.

(m)

Fees. Receipt by HCR, the Administrative Agent and the Lenders of any fees or original issue discount required to be paid on or before the Closing Date. The Borrower shall have paid all reasonable and documented fees, charges and disbursements as required pursuant to Section 11.04(a).

(n)	Product Plan. Receipt by the Administrative Agent of a plan for the Commercialization of AD109 substantially in the form of Exhibit I (the “Product

Plan”), which plan shall be satisfactory to the Administrative Agent in its sole discretion.

(o)

Subordination Agreements. Receipt by the Administrative Agent of Subordination Agreements from the following holders of the Convertible Note Obligations: Alpha Wave Ventures II LP, Columbia Seligman Technology And Information Fund, MVIL, LLC and TAO INVEST VI LLC.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to the Tranche B Term Loans. The obligation of each Lender to advance Tranche B Term Loans on the Tranche B Funding Date is subject to the following conditions precedent:

(a)	AD109 Approval Event. Borrower shall have delivered evidence satisfactory to the Administrative Agent and the Lenders of the occurrence of the AD109 Approval Event.

(b)

Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of Borrower certifying that the conditions specified in Sections 5.02(a) and Sections 5.04(a), (b) and (c) have been satisfied.

(c)

Warrant. Receipt by the Administrative Agent of executed counterparts (including by electronic means) of a Warrant issued in connection with the Tranche B Terms Loans, executed by a Responsible Officer of the signing Loan Party.

(d)

Receipt by the Administrative Agent of a reasonably satisfactory letter of direction containing funds flow information, with respect to the proceeds of the Tranche B Term Loans on the Tranche B Funding Date.

(e)	The Tranche B Funding Date shall occur within the Tranche B Availability Period.

5.03 Conditions to the Tranche C Term Loans. The obligation of each Lender to advance Tranche C Term Loans on the Tranche C Funding Date is subject to the following conditions precedent:

(a)	Tranche C Milestone Event. Borrower shall have delivered evidence satisfactory to the Administrative Agent and the Lenders of the occurrence of the Tranche C Milestone Event.

(b)	Mutual Agreement. The Administrative Agent, the Lenders and the Borrower shall have mutually agreed for the Lenders to make and the Borrower to borrow the Tranche C Term Loan.

(c)

Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of Borrower certifying that the conditions specified in Sections 5.03(a) and Sections 5.04(a), (b) and (c) have been satisfied.

(d)

Warrant. Receipt by the Administrative Agent of executed counterparts (including by electronic means) of a Warrant issued in connection with the Tranche C Terms Loans, executed by a Responsible Officer of the signing Loan Party.

(e)

Receipt by the Administrative Agent of a reasonably satisfactory letter of direction containing funds flow information, with respect to the proceeds of the Tranche C Term Loans on the Tranche C Funding Date.

(f)	The Tranche C Funding Date shall occur within the Tranche C Availability Period.

5.04 Conditions to all Borrowings. The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a)

The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.04 the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01.

(b)	No Default or Event of Default shall exist or would immediately result from such proposed Borrowing or from the application of the proceeds thereof on the date of such proposed Borrowing.

(c)	The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.04(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

5.05 Tax Treatment

(a)

The parties intend that, for U.S. federal and applicable state and local income tax purposes, each Term Loans together with the related Revenue Interest Payment Amounts shall be treated as a single contingent payment debt instrument governed by the rules set forth in Treasury Regulation Section 1.1275-4, and the maturity date of such instrument shall be the applicable Revenue Interest Maturity Date. The parties shall cooperate in good faith to determine the issue price, comparable yield and projected payment schedule reasonably promptly after the respective issuance dates of each Term Loan. Unless otherwise required by a change in Applicable Law after the date hereof or the good faith resolution of a tax audit or other judicial or administrative tax proceeding, no party shall take any position inconsistent with the preceding sentence on any U.S. federal or applicable state and local income tax return or for any other U.S. federal or applicable state and local income tax purpose.

(b)

Lender and Borrower agree that (i) each Term Loan made under this Agreement together with any Warrant issued in connection with the funding of such Term Loan shall constitute an investment unit within the meaning of Section 1273(c)(2) of the Code and (ii) each Warrant shall be treated as stock for U.S. federal and all applicable state and local income tax purposes. For U.S. federal, and all applicable state and local income tax purposes, the issue price of each such investment unit shall be allocated between the applicable Term Loan and the Warrant issued in connection therewith, with the issue price of each Warrant being the volume weighted average price, on the date on which such Warrant is issued, of the shares underlying such Warrant (net of the applicable exercise price of such Warrant) and the issue price of the applicable Term Loan being equal to the issue price of the investment unit minus the issue price of such Warrant. Lender and Borrower agree that the allocation determined pursuant to this Section 5.05(b) will be used for purposes of Section 1273(c)(2) of the Code with respect to each such investment unit. Borrower and Lender agree to make any determinations under Treasury Regulations §1.1273-2(h)(2) consistently with the foregoing and, not to take any position inconsistent with the foregoing provisions of this Section 5.05(b), except as otherwise required by a change in Applicable Law after the date hereof or the good faith resolution of a tax audit or other judicial or administrative tax proceeding on any U.S. federal or applicable state and local income tax return or for any other U.S. federal or applicable state and local income tax purpose.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders on the Closing Date and, except as otherwise specified herein, on the date of each Borrowing that:

6.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite Permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as now being or as proposed to be conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party (including the issuance of the Warrant Shares upon exercise of the Warrant) have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii)

any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any Law (including Regulation U or Regulation X issued by the FRB) in any material respect.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is party other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents, and (c) the filing of any applicable notices under securities laws.

6.04 Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

6.05 Financial Statements; No Material Adverse Effect.

(a)

The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(b)

The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes (in the case of the Interim Financial Statements referred to in clause (b) of the definition of Interim Financial Statements) and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the applicable date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(c)

Other than as set forth on Schedule 6.05(c), from the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Loan Party or any Subsidiary of any material part of the business or property of the Loan Parties and their respective Subsidiaries and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to the Loan Parties and their respective Subsidiaries in each case, which is not reflected in the foregoing financial statements or in the notes thereto or the Interim Financial Statements and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)

Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation. There are no actions, suits, proceedings, claims or Disputes pending or, to the Knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) as of the Closing Date, purport to affect or pertain to the legality, validity or enforceability of this Agreement or any other Loan Document, or the consummation of any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

(a)

Neither any Loan Party nor any Subsidiary is in default (with or without notice or lapse of time, or both) under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)	No Default or Event of Default has occurred and is continuing.

6.08 Ownership of Real Property; Liens. Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Loan Parties are the exclusive owners of the entire right, title (legal and equitable) and interest in, to and under the Collateral, free and clear of all Liens, other than Permitted Liens. No Loan Party has caused, and to the Knowledge of each Loan Party, no other Person has caused, the claims and rights of the Lenders (or the Administrative Agent on the Lenders’ behalf) created by any Loan Document in and to the Collateral, to be subordinated to any creditor or any other Person other than as permitted by this Agreement or the other Loan Documents or by operation of law.

6.09 Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

(a)

(i) Each of the Facilities and all operations at the Facilities are and for the past three (3) years have been in compliance with all applicable Environmental Laws, and (ii) there is no outstanding violation of any Environmental Law with respect to the Facilities or the Businesses, except in each case that could reasonably be expected to have a Material Adverse Effect.

(b)

None of the Facilities contains any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute a violation of, or could give rise to liability under, Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(c)	Neither any Loan Party nor any Subsidiary has received any unresolved written notice of, or written inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability under Environmental Laws with regard to any of the Facilities or the Businesses.

(d)

Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law that could reasonably be expected to have a Material Adverse Effect.

(e)

No judicial proceeding or governmental or administrative action is pending or, to the Knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor, to the Knowledge of the Loan Parties, are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary or the Businesses.

(f)

There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

6.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11 Taxes. Each of the Loan Parties and their Subsidiaries (1) have timely and duly filed all Tax returns and reports required to have been filed by it, except to the extent that the failure to do so could not, individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, and (2) have paid all Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable (including, in each case, in its capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment or other Tax claim against any Loan Party or any Subsidiary that, if made, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement under which any payments, if made, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.12 ERISA Compliance.

(a)

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws, and (ii) each

Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or, an application for such a letter is currently being processed by the Internal Revenue Service or is entitled to rely on the opinion or advisory letter issued by the Internal Revenue Service to the sponsor of a preapproved plan document and, to the Knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)

There are no pending or, to the Knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, in any case, that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan, (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no facts or circumstances exist that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date, (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums due but not delinquent under Section 4007 of ERISA, and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA.

6.13 Capitalization and Subsidiaries.

(a)

Set forth on Schedule 6.13(a) is a complete and accurate list as of the Closing Date of Borrower’s (i) number of shares of each class of Equity Interests issued and outstanding, (ii) the class, number and percentage of outstanding shares of each class and the holders thereof, and (iii) the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto (including the Convertible Note Obligations).

(b)

Set forth on Schedule 6.13(b) is a complete and accurate list as of the Closing Date of each Subsidiary of Borrower, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

(c)

All issued and outstanding Equity Interests of Borrower and each of its Subsidiaries is duly authorized and validly issued, fully paid, non-assessable and such Equity Interests were issued in compliance with all Applicable Laws. All issued and outstanding Equity Interests of Borrower and its Subsidiaries are free and clear of all Liens other than Permitted Liens. As of the Closing Date, except as described on Schedule 6.13(c), there are no outstanding commitments or other obligations of Borrower or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of Borrower or any Subsidiary.

(d)

The Warrant Shares have been duly and validly authorized and reserved for issuance and, upon issuance pursuant to the terms of the Warrant against full payment therefor in accordance with the terms of the Warrant, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any Liens or other restrictions (other than restrictions on transfer under applicable state and federal securities laws), and the Loan Parties shall be entitled to all rights accorded to a holder of Common Stock. The issuance and delivery of the Warrant does not, and the exercise in full of the Warrant and the issuance and delivery of the Warrant Shares thereupon will not, (i) obligate the Borrower to offer to issue, or issue, shares of Common Stock or other securities to any Person pursuant to any preemptive rights, rights of first refusal, rights of participation or similar rights, or (ii) result in any adjustment (automatic, at the election of any Person or otherwise) of the exercise, conversion, exchange or reset price under, or any other anti-dilution adjustment pursuant to, any outstanding securities of the Borrower. The offer and sale of the Warrant and the Warrant Shares to the Lenders is, and will be, (A) exempt from the registration and prospectus delivery requirements of the Securities Act and (B) exempt from (or otherwise not subject to) the registration and qualification requirements of applicable securities laws of the states of the United States.

(e)

Cirq02 LLC (i) has no assets, (ii) has no operations, (iii) holds no Material IP Rights or other Intellectual Property related to any Product, (iv) has no liabilities, and (v) is not a party to any Material Contract or any contract related to any Product.

6.14 Margin Regulations; Investment Company Act.

(a)

The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)	None of any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, in each case of the foregoing, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, and when taken as a whole) contains, when furnished, any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower and its Subsidiaries, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

6.16 Compliance with Laws. None of the Loan Parties (a) has violated or is in violation of, or, to the Knowledge of the Loan Parties, is under investigation by a Governmental Authority with respect to or has been threatened in writing to be charged with or been given written notice by a Governmental Authority of any violation of, any Applicable Law, including any Healthcare Law, or any judgment, order, writ, decree, injunction, stipulation, consent order, Permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any final judgment, order, writ, decree, injunction, stipulation, consent order Permit or license granted, issued or entered by any Governmental Authority, in each case, that could reasonably be expected to result in a material liability to any Loan Party.

6.17 Intellectual Property.

(a)

Schedule 6.17(a) sets forth an accurate and complete list of the Loan Parties’ Patents. Other than as set forth on Schedule 6.17(a), there is no other Patent owned or licensed by the Borrower or its Affiliates related to the Products, including AD109. For each Patent set forth on Schedule 6.17(a) Borrower has indicated: (i) the application number for such Patent; (ii) the patent or registration number, if any, for such Patent; (iii) the country or other jurisdiction where such Patent was issued, registered, or filed; (iv) the scheduled expiration date of any such Patent which has issued, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; (v) if such Patent is an Owned Patent, (vi) alternatively, if such Patent is a Licensed Patent, (vii) the registered owner thereof; (viii) licensor of Licensed Patent (if different from registered owner), (ix) the title of such Patent; (x) whether such Patent is a Product-Specific Patent, (xi) if such Product is a Product-Specific Patent, the Product(s), including AD109, if applicable, to which such Product-Specific Patent is related.

(b)

Except as set forth on Schedule 6.17(a), Borrower (or the Loan Party indicated on Schedule 6.17(a)) is the sole and exclusive owner of the entire right, title and interest in each of the Owned Patents. Except for the Owned Patents that are jointly owned with Shionogi under the Joint Ownership Agreement, (i) the Owned Patents are not subject to any encumbrance, Lien or claim of ownership by any Third Party, and (ii) there are no facts that would preclude Borrower from having unencumbered title to the Owned Patents. No Loan Party has received any notice of any claim by any Third Party challenging the ownership of the rights of the Loan Parties in and to the Owned Patents.

(c)	Borrower has a valid license to each of the Licensed Patents, in each case pursuant to the terms of the applicable Contract pursuant to which Borrower has in-licensed such Licensed Patent(s).

(d)

Each Person who has or has had any rights in or to the Loan Parties’ Patents, including each inventor named on the Loan Parties’ Patents, has executed a Contract assigning their entire right, title and interest in and to such Patents and the inventions embodied, described and/or claimed therein, to the owner thereof, and each such Contract that relates either to Owned Product Patents or to exclusively in-licensed Licensed Product Patents has been duly recorded at the relevant Patent Office (including, as applicable, the United States Patent and Trademark Office).

(e)

No issued Loan Parties’ Patent has lapsed, expired or otherwise been terminated and no Patent application by any of the Loan Parties’ or, with respect to any Licensed Patent for which a Patent has not yet issued, the applicant therefor, have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law, except in each case as has not and is not reasonably expected to have an Material Adverse Effect.

(f)

There are no unpaid maintenance fees, annuities or other like payments with respect to the Loan Parties’ Patents, except in each case as has not and is not reasonably expected to have a Material Adverse Effect.

(g)

Each of the Loan Parties’ Owned Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent was issued or is pending. To the Knowledge of Borrower, each of the Loan Parties’ Licensed Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent was issued or is pending. To the Knowledge of Borrower, there is not any Person who is or claims to be an inventor of any of the Loan Parties’ Patents who is not a named inventor thereof. No Loan Party has received any notice from any Person who is or claims to be an inventor of any of the Owned Patents who is not a named inventor thereof. To the Knowledge of Borrower, no licensor with respect to any Licensed Patent has received any notice from any Person who is or claims to be an inventor of any of the Licensed Patents who is not a named inventor thereof.

(h)

Each of the Loan Parties’ Patents and claims therein is valid, enforceable and subsisting. No Loan Party, and to the Knowledge of Borrower, no licensor with respect to any Licensed Patent, has received any opinion of counsel that any of the Loan Parties’ Patents or claims therein is invalid or unenforceable. No Loan Party, and to the Knowledge of Borrower, no licensor with respect to any Licensed Patent, has received any notice of any claim by any Third Party challenging the validity or enforceability of any of the Loan Parties’ Patents or claims therein.

(i)

To the Knowledge of Borrower, each individual associated with the filing and prosecution of the Loan Parties’ Patents has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent, in those jurisdictions where such duties exist.

(j)

There is at least one valid claim in each of the Product-Specific Patents that would be Infringed by Borrower’s or any Subsidiary’s, or any of Borrower’s Licensee’s Commercialization of the Material Products but for Borrower’s and the Subsidiaries’ rights in such Patents.

(k)

Except for information disclosed to the applicable Patent Office during prosecution of the Loan Parties’ Owned Patents, there are no pending or issued Patents, published applications, articles, abstracts or other prior art deemed material to patentability of any of the inventions claimed in the issued Loan Parties’ Owned Patents, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of the issued Loan Parties’ Owned Patents. To the Knowledge of the Borrower, except for information disclosed to the applicable Patent Office during prosecution of the Loan Parties’ Licensed Patents, there are no pending or issued Patents, published applications, articles, abstracts or other prior art deemed material to patentability of any of the inventions claimed in the issued Loan Parties’ Licensed Patents, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of the issued Loan Parties’ Licensed Patents.

(l)

There is no pending or, to the Knowledge of Borrower, threatened, opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other Dispute, disagreement, proceeding, claim or inter partes review (in each case, other than standard patent prosecution before a Patent Office) (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Patents set forth on Schedule 6.17(a) as may be updated from time to time. To the Knowledge of Borrower, there are no Disputes by or with any Third Party against Borrower involving the Product-Specific Patents or any other Patents related to a Material Product that are owned or Controlled by Borrower or its Affiliates. The Patents set forth on Schedule 6.17(a) are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute.

(m)

To the Knowledge of Borrower, and except as separately disclosed to Administrative Agent, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in or serve as a basis for any, action, suit or proceeding, or any investigation or claim, and Borrower has not received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Material Product as currently contemplated Infringes on any Patents or Other Intellectual Property rights of any other Person or constitutes misappropriation of any other Person’s Trade Secrets.

(n)

To the Knowledge of Borrower, none of the conception, development and reduction to practice of the inventions claimed in the Loan Parties’ Patents has constituted or involved the misappropriation of Trade Secrets or other IP Rights or property of any Third Party.

(o)

No Loan Party has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any of issued claim of its Patents, including, without limitation, the Product-Specific Patents.

(p)

No Third Party’s Patents have been, or are, or will be, Infringed by Product Development and Commercialization Activities with respect to the Material Products. To the Knowledge of Borrower, no Patent would limit or prohibit in any material respect Product Development and Commercialization Activities with respect to any Material Product. Borrower has not received any written notice of any claim by any Third Party asserting that Product Development and Commercialization Activities with respect to any Material Product Infringes such Third Party’s Patents. Borrower has not received any opinion of counsel regarding Infringement or non-Infringement of any Third Party’s Patents by Product Development and Commercialization Activities with respect to any Product.

(q)

To the Knowledge of Borrower, there are no pending, published Patent applications owned by any Third Party, which the Loan Parties do not have the right to use, which if issued, would limit or prohibit in any material respect Product Development and Commercialization Activities by or on behalf of the Loan Parties with respect to any Material Product.

(r)

To the Knowledge of Borrower, no Third Party is Infringing any of the issued Loan Parties’ Patents. No Loan Party has put any Third Party on notice of any Infringement of any of the issued Loan Parties’ Patents.

(s)

(i) There are no Copyrights, Trademarks, Trade Secrets or net names material to Loan Parties’ Commercialization of any Material Product other than those which are owned or exclusively in-licensed by Borrower. (ii) Schedule 6.17(s) sets forth an accurate and complete list of the Loan Parties’ Trademarks. For each Trademark set forth on Schedule 6.17(s) Borrower has indicated: (A) the application number and status (pending or registered) for such Trademark; (B) if registered, the registration number, if any, for such Trademark; (C) the country or other jurisdiction where such Trademark was registered or filed; (D) the registration date (and scheduled renewal date of any such Trademark which has been registered); (E) if such Trademark is an Owned Trademark, (F) alternatively, if such Trademark is a Licensed Trademark, (G) the owner thereof; (H) the licensor of each Licensed Trademark (if different from owner), (I) an image of such Trademark; (J) whether such Trademark is a Product-Specific Trademark; and (K) if such Trademark is a Product-Specific Trademark, the Product(s), including AD109, if applicable, to which such Product-Specific Trademark is related. (iii) No Loan Party has any owned or exclusively in-licensed Copyrights.

(t)

Borrower has not received any written opinion or other written communication from the FDA, any other Regulatory Authority or any other Person, and to the Knowledge of Borrower no fact or circumstance exists, in each case that would reasonably be expected to preclude AD109 from qualifying for five (5) years of New Chemical Entity exclusivity under Section 505(c)(3)(E)(ii) of the FDCA upon FDA approval of AD109.

6.18 Solvency. Each Loan Party has determined that, by virtue of its entering into the transactions contemplated by the Loan Documents to which such Loan Party is party and its authorization, execution and delivery of the Loan Documents to which such Loan Party is party, such Loan Party’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Both before and after consummation of the transactions contemplated by the Loan Documents and the application of the proceeds therefrom, the Borrower is Solvent on an individual basis, and Borrower and its Subsidiaries are Solvent, on a consolidated basis. No step has been taken or is intended by the Borrower or, to its Knowledge, any other Person, to make any Loan Party subject to a Bankruptcy Event.

6.19 Perfection of Security Interests in the Collateral. The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

6.20 Business Locations. Set forth on Schedule 6.20(a) is a list of all real property that is owned or leased by the Loan Parties as of the Closing Date (with a designation of whether such real property is owned or leased). Set forth on Schedule 6.20(b) is the taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of (a) the Borrower is as set forth on the signature pages hereto and (b) each Guarantor is (i) as set forth on the signature pages hereto, (ii) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto or (iii) as may be otherwise disclosed by the Loan Parties to the Administrative Agent in accordance with Section 8.12(c). Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of organization, or (iii) been party to a merger, consolidation or other change in structure.

6.21 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a)

Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the Knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is a Sanctioned Person.

(b)

Anti-Corruption Laws. To the extent applicable, the Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

(c)

PATRIOT Act. To the extent applicable, each Loan Party and each Subsidiary is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

6.22 Material Contracts.

(a)

Schedule 6.22 hereto contains a list of the Material Contracts as of the date hereof. As of the date hereof, Borrower has provided a true and complete copy of each Material Contract to the Administrative Agent.

(b)

Neither the Loan Parties nor, to the Knowledge of the Loan Parties, any Material Contract Counterparty, is in breach or default of any Material Contract and no circumstances or grounds exist that, in each case, would, upon the giving of notice, the passage of time or both, give rise to a right of rescission, or termination under any Material Contract. No Loan Party has received from, or delivered to, any Material Contract Counterparty, any written notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the Closing Date.

(c)

Each Material Contract is a valid and binding obligation of each Loan Party which is a party thereto and, to the Knowledge of the Loan Parties, of the applicable Material Contract Counterparty, enforceable against each of such Loan Party and, to the Knowledge of the Loan Parties, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by Debtor Relief Laws. No Loan Party has received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract.

(d)

There are no settlements, covenants not to sue, consents, judgements, orders or similar obligations which: (i) restrict the rights of the Loan Parties or any of their Subsidiaries from using any Intellectual Property relating to the research, development, manufacture, production, use, Commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Material Product (in order to accommodate any Third Party Intellectual Property or otherwise), or (ii) except in the case of the MIPA, permit any Third Parties to use any Loan Party’s Intellectual Property.

(e)

None of the Material Contracts are non-assignable by their terms (other than those certain agreements separately noted in Schedule 6.22 as being non-assignable) or as a matter of law, or prevent the granting of a security interest therein.

(f)	Reserved.

(g)

No Loan Party has consented to any assignment by the Material Contract Counterparties to any Material Contract of any of its rights or obligations under any such Material Contract and, to the Knowledge of the Loan Parties, no Material Contract Counterparty has assigned any of its rights or obligations under any such Material Contract to any Person.

(h)	No Loan Party has notified any Person of any claims for indemnification under any Material Contract nor has any Loan Party received any claims for indemnification under any Material Contract.

(i)

To the Knowledge of the Loan Parties, no step has been taken or is intended by any Material Contract Counterparty any other Person, to make any Material Contract Counterparty subject to a Bankruptcy Event.

6.23 Compliance of Products.

(a)

The Loan Parties, either directly or through their respective Subsidiaries and Licensees, have obtained or shall obtain all Regulatory Authorizations required as of the date hereof necessary for compliance with all Laws, including all Healthcare Laws, and all such Regulatory Authorizations are in full force and effect. All Regulatory Authorizations held by the Loan Parties and their respective Subsidiaries and Licensee are (i) legally and beneficially owned exclusively by one of the Loan Parties or their respective Subsidiaries or Licensees, free and clear of all Liens other than Liens permitted pursuant to Section 8.01, and (ii) validly registered and on file with the applicable Regulatory Agency, in material compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, as applicable, valid and enforceable with the applicable Regulatory Agency. All required notices, registrations and listings, supplemental applications or notifications, reports (including reports of adverse experiences) and other required filings with respect to the Material Products have been filed with the FDA and all other applicable Regulatory Agencies when due, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, including on any Product Development and Commercialization Activities by or on behalf of the Loan Parties.

(b)

Except where the failure to do so could not reasonably be expected to result in the termination or restriction of a material Regulatory Authorization, all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted by any Loan Party or any of its Subsidiaries in connection with any and all requests for a Regulatory Authorization from the FDA or other Regulatory Agency relating to any Loan Party or any Subsidiary or any of their respective business operations and Material Products, when submitted to the FDA or other Regulatory Agency were true, complete and correct in all material respects as of the date of submission (including any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data that have been submitted to the FDA or other Regulatory Agency). The Regulatory Authorizations issued by the FDA and other Regulatory Agencies for the Material Products are valid and supported by proper research, design, testing, analysis and disclosure. There has been no material untrue statement of fact and/or no fraudulent statement made by the Loan Parties or their respective Subsidiaries or Licensees (as relating to Material Products), or any of their respective agents or representatives to the FDA or any other Regulatory Agency, and there has been no failure to disclose any material fact required to be disclosed, commission of an act, making of a statement, or failure to make a statement to the FDA or any other Regulatory Agency that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(c)	Except as could not reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities with respect to any Material Product:

(i)

The Material Products, as well as the business of the Loan Parties and their respective Subsidiaries and, to the Knowledge of Borrower, Licensees, with respect to the Material Products comply with (A) all Applicable Laws, rules, regulations, orders, injunctions and decrees of the FDA and any other applicable Regulatory Agency, including, without limitation, all applicable requirements of the FDCA, the PHSA, other Healthcare Laws, similar state Laws, and similar Laws of any country, jurisdiction or Governmental Authority other than the United States and (B) all applicable Regulatory Authorizations, and all other Permits;

(ii)

None of the Loan Parties, their respective Subsidiaries nor their respective Licensees or suppliers have received in writing and do not otherwise have Knowledge of: any inspection reports, warning letters, untitled letters or similar enforcement documents with respect to any Product or the manufacture, processing, packing, distribution, or holding thereof, as well as the business of the Loan Parties and their respective Subsidiaries or Licensees, from any Regulatory Agency that assert a lack of compliance with any Applicable Laws, including Healthcare Laws, rules, regulations, orders, injunctions, or decrees;

(iii)

None of the Loan Parties, their respective Subsidiaries nor their respective Licensees or suppliers have received any written notice of, and Borrower does not otherwise have Knowledge of, any pending material regulatory enforcement action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against the Loan Parties, any of their respective Subsidiaries or any of their respective Licensees or suppliers with respect to the Material Products, and, to the Knowledge of Borrower, there is no basis for any material adverse regulatory action against the Loan Parties or their respective Subsidiaries; and

(iv)

Without limiting the foregoing, (A) no Loan Party or any Subsidiary, or to the Knowledge of Borrower, no Licensee or supplier of any Loan Party or any Subsidiary has received, during the two (2) years prior to the Closing Date, any Form FDA 483 from the FDA asserting a lack of compliance with respect to any Material Product or Product Development and Commercialization Activities with respect to Material Products, (B) to the Knowledge of Borrower, (1) there have been no Safety Notices conducted, undertaken or issued by any Person, whether or not at the request, demand or order of any Regulatory Agency or otherwise, with respect to any Material Product, (2) no Safety Notice has been requested, demanded or ordered by any Regulatory Agency, and, to the Knowledge of Borrower, there is no basis for the issuance of any Safety Notice by any Person with respect to any Material Products, and (C) the Loan Parties have not received any written notice of, and do not otherwise have Knowledge of, any criminal, injunctive, seizure, detention or civil penalty actions that have at any time been commenced or threatened in writing by any Regulatory Agency with respect to or in connection with any Material Products, or any consent decrees (including plea agreements) which relate to any Material Products, and, to the Knowledge of Borrower, there is no basis for the commencement of any criminal injunctive, seizure, detention or civil penalty actions by any Regulatory Agency relating to the Material Products or for the issuance of any consent decrees. None of the Loan Parties or their respective Subsidiaries nor, to the Knowledge of Borrower, any of their respective Licensees or suppliers is employing or utilizing the services of any individual who has been convicted of any crime or engaged in any conduct for which debarment or temporary suspension under any Applicable Law, rule or regulation is warranted.

(d)

None of the Loan Parties or their respective Subsidiaries nor, to the Knowledge of Borrower, any Licensees (as relating to Material Products) has received any written communication from any Regulatory Agency regarding, and to the Knowledge of the Borrower, there are no facts or circumstances that are likely to give rise to, (i) any material adverse change in any applicable Regulatory Authorization, or (ii) any revocation, withdrawal, suspension, cancellation, termination or material modification of any applicable Regulatory Authorization.

(e)

Except as could not reasonably be expected, either individually or in the aggregate, to result in a material adverse effect on any Product Development and Commercialization Activities, all studies, tests, preclinical trials and clinical trials conducted by any Loan Party or any of its respective Subsidiaries with respect to any Material Product have been conducted in material compliance with Applicable Laws, including cGCPs and Healthcare Laws. No Loan Party nor any of their respective Subsidiaries has received any written notice from the FDA or any other Regulatory Agency alleging any material non-compliance with cGCPs or otherwise terminating or suspending any clinical trial conducted by or on behalf of or for the benefit of such Loan Party or Subsidiary with respect to any Product. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Administrative Agent. The summaries and descriptions of any of the foregoing provided to the Administrative Agent are accurate and contain no material omissions.

(f)

Except as could not reasonably be expected, either individually or in the aggregate, to result in a material adverse effect on any Product Development and Commercialization Activities in respect of any Material Product, (i) all design, manufacturing, storage, distribution, packaging, labeling, sale, recordkeeping and other activities by the Loan Parties and their respective Subsidiaries relating to the Material Products have been conducted, and are currently being conducted, in material compliance with Applicable Laws, including Healthcare Laws and the requirements of all applicable Regulatory Agencies, including, without limitation, cGMPs, adverse event reporting requirements, and state and federal requirements relating to the handling of controlled substances and (ii) none of the Loan Parties or their respective Subsidiaries, or, to the Knowledge of Borrower, any of their respective Licensees and suppliers has received written notice or are aware of a threat of commencement by any Governmental Authority to initiate any adverse action against any Loan Party or any Subsidiary, any action to enjoin any Loan Party or any Subsidiary, its officers, directors, employees, shareholders, or its agents and Affiliates, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action. No Material Product in the inventory of the Loan Parties or their respective Subsidiaries or, to the Knowledge of Borrower, of any Licensee is adulterated or misbranded. All labels and labeling (including package inserts) and product information for Material Products are in material compliance with applicable FDA and other Regulatory Agency requirements, and the Material Products are in material compliance with all classification, registration, listing, marking, tracking, reporting, recordkeeping and audit requirements of the FDA and any other Regulatory Agency.

(g)

All manufacturing Facilities owned or operated by the Loan Parties and their respective Subsidiaries and, to the Knowledge of Borrower, of any Licensee (as relating to a Material Product) are and have been operated in material compliance with cGMPs, Healthcare Laws and all other Applicable Laws. No FDA Form 483, warning letter, or untitled letter has been issued, and no other written allegation of any material non-compliance with cGMPs has been made by Regulatory Agencies with respect to any such facility, in each case with respect to manufacturing of Material Products.

(h)

Borrower has made available to the Administrative Agent all material adverse event reports and material communications to or from the FDA and other relevant Regulatory Agencies, including material inspection reports, warning letters, untitled letters, and material reports, studies and other correspondence, other than opinions of counsel that are attorney-client privileged, with respect to regulatory matters relating to the Loan Parties and their respective Subsidiaries, the conduct of their business, the operation of any manufacturing Facilities owned or operated by the Loan Parties and their respective Subsidiaries, and the Material Products.

(i)

There have been no significant failures in the manufacturing of any Material Product that have had or are reasonably expected to have a material adverse effect on the ability of the Loan Parties to satisfy the demand for commercial supply of such Material Product in the United States.

(j)

None of the Material Products is currently, and have not for the past six (6) years been, the subject of any written claim or allegation, that any Material Product, or its use, is defective or has resulted in or proximately caused any material injury to any Person or property, the damages for which are reasonably expected to exceed available proceeds product liability and umbrella/excess liability insurance policies of the Loan Parties.

(k)

No Loan Party nor any of their respective Subsidiaries or, to the Knowledge of Borrower, any Licensee (as related to Material Products) has received any notice from the United States Department of Justice, any U.S. Attorney, any State Attorney General, or other similar federal, state, or foreign Governmental Authority alleging any violation of the Federal Anti-kickback Statute (42 U.S.C. Section 1320a-7b), the Federal False Claims Act (31 U.S.C. Section 3729-3733), the Foreign Corrupt Practices Act of 1977 (15 U.S.C. Section 78dd–1, et seq.) or any Healthcare Law. No Loan Party nor any of their respective Subsidiaries is aware of any conduct of any Loan Party, any of their respective Subsidiaries or any Licensee (as related to Material Products) that reasonably could be interpreted as a violation of any such Law.

(l)

The transactions contemplated by the Loan Documents and the exercise by the Administrative Agent or the Lenders of any right or protection set forth in the Loan Documents will not (i) constitute a breach or violation of, or otherwise materially affect, the enforceability or approval of any Regulatory Authorization relating to the Material Products or (ii) impair the Loan Parties’ ownership of or rights under (or the license or other right to use, as the case may be) any Regulatory Authorizations relating to the Material Products in any material manner.

(m)

No Loan Party nor any of their respective Subsidiaries or any Licensee on behalf of any Loan Party or Subsidiary is enrolled in or currently receives payments from any federal or state government or private healthcare reimbursement program or has ever been terminated from any federal or state government or private healthcare reimbursement program (including Medicare or Medicaid) or otherwise had its rights to receive payments from any government or private healthcare reimbursement program adversely affected as a result of any investigation or enforcement action, whether by any Governmental Authority or other Third Party.

(n)

The Loan Parties and their respective Subsidiaries, and to the Knowledge of Borrower, all Licensees (with respect to Material Products), are in compliance in all material respects with all applicable Healthcare Laws regarding the reporting of certain payments to physicians and hospitals.

(o)

(i) The Loan Parties and their respective Subsidiaries are in compliance in all material respects with the privacy and security requirements of HIPAA or similar state Laws or Laws of any country, jurisdiction or Governmental Authority other than the United States, (ii) neither any Loan Parties nor any of Subsidiary has received any written communication from any Governmental Authority that alleges non-compliance with HIPAA or similar state Laws or Laws of any country, jurisdiction or Governmental Authority other than the United States and (iii) no breach or violation has occurred, to the Knowledge of Borrower, with respect to any unsecured protected health information maintained by or for the Loan Parties or any of their respective Subsidiaries that is subject to the notification requirements of 45 C.F.R. §§ 164.406 or 164.408(b), similar state Laws, or similar Laws of any country, jurisdiction or Governmental Authority other than the United States, and no information security or privacy breach event has occurred that would require notification under any Applicable Laws.

(p)

No Loan Party nor any of their respective Subsidiaries nor, to Borrower’s Knowledge, any individual who is currently an officer, director, manager or employee of any Loan Party or any of their respective Subsidiaries, has been convicted of, charged with or, to Borrower’s Knowledge, investigated for any federal or state health program-related offense or any other offense related to healthcare or been terminated, excluded or suspended from participation in any such program; or, to Borrower’s Knowledge, has been convicted of, charged with or investigated for a violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any Regulatory Agency related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. No Loan Party nor any of their respective Subsidiaries nor, to Borrower’s Knowledge, any individual who is an officer, director or employee of any Loan Party or any of their respective Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted or would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar Applicable Law. No debarment proceedings or investigations in respect of the business of any Loan Party or any of their respective Subsidiaries are pending or, to Borrower’s Knowledge, threatened against any Loan Party or any of their respective Subsidiaries or any individual who is an officer, director, manager or employee of any Loan Party or any of their respective Subsidiaries.

(q)

As of the Closing Date, all Products are listed on Schedule 1.01(d) and the Loan Parties have delivered to the Administrative Agent on or prior to the Closing Date copies of all Regulatory Authorizations relating to such Products issued or outstanding as of the Closing Date.

6.24 Labor Matters. There are no existing or, to the Knowledge of the Borrower, threatened strikes, lockouts or other labor Disputes involving Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, hours worked by and payments of compensation made by Borrower and its Subsidiaries to their respective employees are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.

6.25 Affected Financial Institution. No Loan Party or any of their Subsidiaries is an Affected Financial Institution.

6.26 Data Security; Data Privacy. To the extent that any Loan Party or any Subsidiary has access to any Personal Information, the Loan Parties and their respective Subsidiaries are in material compliance with all applicable Privacy Laws, and maintain information security processes that (a) include commercially reasonable safeguards for the security, privacy, confidentiality, and integrity of transactions and confidential or proprietary data or Personal Information in the possession of the Loan Parties and their respective Subsidiaries and (b) are designed to protect against unauthorized access to the Systems and data of the Loan Parties and their respective Subsidiaries in material compliance with applicable Privacy Laws. To the Knowledge of Borrower, neither any Loan Party nor any Subsidiary has received written notice of any claim that such Loan Party or Subsidiary or any of their respective contractors or employees, have suffered a breach of Personal Information as defined under Applicable Law or is not in material compliance with Applicable Laws relating to the collection, use or disclosure of Personal Information, except to the extent any such breach or non-compliance: (i) did not require and is not likely to require such Loan Party or such Subsidiary to provide notification in accordance with Applicable Law to affected customers, patients or other impacted individuals, or to any Governmental Authority, (ii) could not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect, and (iii) has not resulted in or is not reasonably likely to result in any claim or notice from any Governmental Authority alleging a breach of Personal Information or non-compliance with Law or referencing the investigation of any such breach of Personal Information or non-compliance with Law.

6.27 Margin Stock; Investment Company Act.

(a)

The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between any Loan Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)	None of any Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.28 No Brokers’ Fees. Neither Borrower nor any of its Subsidiaries has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

ARTICLE VII

AFFIRMATIVE COVENANTS

Subject to Section 11.20, so long as any Lender shall have any Term Loan Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification or expense reimbursement obligations for which no claim has been asserted), the Loan Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements. Deliver to the Administrative Agent (for further distribution to each Lender):

(a)

as soon as available, and in any event within one-hundred twenty (120) days after the end of each fiscal year of Borrower (or, if earlier, when required to be filed with the SEC), a consolidated statement of financial position of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an Approved Independent Certified Public Accountant, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (in each case, other than with respect to, or resulting from, (i) an upcoming maturity date with respect to the Obligations or any other Indebtedness) or (ii) any prospective or actual default or event of default with respect to a financial covenant in any Loan Document or in any document evidencing any other Indebtedness; and

(b)

as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower (or, if earlier, when required to be filed with the SEC), a condensed consolidated interim statement of financial position of Borrower and its Subsidiaries as at the end of its fiscal quarter, and the related condensed consolidated interim statements of comprehensive income (loss), changes in equity, and cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02 Certificates; Other Information.

(a)	Deliver to the Administrative Agent (for further distribution to each Lender):

(i)

concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower, (i) certifying compliance with the covenant set forth in Section 8.17, (ii) setting forth a calculation of Net Revenues for the four fiscal quarter period covered by such Compliance Certificate and (iii) setting forth the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions, in each case and in each instance or in the aggregate during any fiscal quarter, in excess of $3,000,000 that occurred during the period covered by such financial statements;

(ii)

as soon as practicable, and in any event not later than forty-five (45) days after the commencement of each fiscal year of Borrower, beginning with the fiscal year commencing January 1, 2027, an annual business plan and budget of Borrower and its Subsidiaries for the then current fiscal year containing, among other things, projections for each quarter of such fiscal year, in form reasonably satisfactory to the Administrative Agent;

(iii)

promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication (other than those that are administrative or ministerial in nature) sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(iv)

promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

(v)

not more than five (5) Business Days after the completion of each meeting of the Board of Directors of the Borrower, copies of all materials prepared for such meeting or delivered to the members of such Board of Directors at such meeting; provided, that, it is understood and agreed that the Borrower may redact or withhold any information included in such materials if (i) such information may (in the reasonable determination of counsel to the Borrower) (A) be subject to the attorney-client or similar privilege or (B) constitute attorney work product, (ii) such Board of Directors deems (in its good faith determination) such information to constitute non-financial Trade Secrets or non-financial proprietary information, (iii) such information relates to (A) an actual or potential transaction with a Lender or any Affiliate thereof or other matter in which any Lender or any Affiliate thereof may be involved (including as to discussions or materials regarding this Agreement and the other Loan Documents) or (B) the strategy, negotiating positions or similar matters relating to the relationship of Borrower or any of its Subsidiaries or Affiliates, on the one hand, with the Lenders or any of their Affiliates or (iii) the disclosure thereof is prohibited by any Applicable Law;

(vi)

promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Agent or any of the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(vii)

promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, (i) a summary of any material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof and (ii) a summary of any material written correspondence or any other material written communication from the FDA or any other regulatory body, in either case which summary may be redacted to preserve attorney-client or similar privilege;

(viii)

as soon as practicable, and in any event not later than the last Business Day of each month, copies of the most recent monthly statements for each Deposit Account, Securities Account and other bank account or Securities Account of Borrower and each other Loan Party;

(ix)

promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(x)

concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of Borrower (i) listing (A) all applications by any Loan Party, if any, for (1) U.S. Copyrights, Patents or Trademarks and (2) Copyrights, Patents or Trademarks with respect to AD109, in each case, made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications by any Loan Party for (1) U.S. Copyrights, Patents and Trademarks and (2) Copyrights, Patents or Trademarks with respect to AD109, in each case, received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (C) all Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (D) such supplements to Schedules 6.17(a) and (s) as are necessary to cause such schedule to be true and complete as of the date of such certificate and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.

Documents required to be delivered pursuant to Section 7.01 or Section 7.02 or any other section or clause of any Loan Document may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent and including, for the avoidance of doubt, the EDGAR system website of the SEC). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Loan Party with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b)

The Administrative Agent shall have the right, from time to time, not more than once per Calendar Quarter, during normal business hours and upon no less than ten (10) Business Days’ prior written notice to the Borrower (provided, that, after the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent and each Lender shall have the right, as often, at such times and without such prior notice, as each shall determine in its reasonable discretion), to have one or more Responsible Officers of the Borrower and Borrower conduct a telephonic or videoconference meeting with the Administrative Agent, sufficient to discuss, with the Administrative Agent, the business, operations, properties and financial and other condition of Borrower and its Subsidiaries, to discuss any Material Product (including Material Product inventory), to discuss regulatory activities with respect to any Material Product, to discuss business development and exploitation efforts relating to any Material Product and to verify compliance with the provisions of the Loan Documents, among other matters.

7.03 Notices.

(a)

Promptly (and in any event, within three (3) Business Days of Borrower having Knowledge thereof) notify the Administrative Agent of the occurrence of any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto.

(b)

Promptly (and in any event, within ten (10) Business Days of Borrower Officer having Knowledge thereof) notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)	Promptly (and in any event, within ten (10) Business Days of Borrower having Knowledge thereof) notify the Administrative Agent of the occurrence of any ERISA Event.

(d)

Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

(e)

Promptly (and in any event, within ten (10) Business Days of Borrower having Knowledge thereof) notify the Administrative Agent of any litigation arbitration or governmental investigation or proceeding not previously disclosed by a Loan Party which has been instituted or, to the Knowledge of the Loan Parties, is threatened in writing against any Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of $1,000,000; provided, however, that such notice may be in summary form or redacted, in each case to preserve attorney-client or similar privilege.

(f)

Promptly (and in any event, within three (3) Business Days of Borrower having Knowledge thereof) notify the Administrative Agent of the occurrence of any default or event of default under (a) any document or other agreement evidencing any Indebtedness with an aggregate principal amount in excess of $1,000,000 or (b) any Material Contract.

(g)

Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent of (i) the termination of any Material Contract other than upon its scheduled termination date; (ii) the receipt by Borrower or any of its Subsidiaries from a counterparty asserting a default by Borrower or any of its Subsidiaries under any Material Contract where such alleged default, if accurate would permit such counterparty to terminate such Material Contract; (iii) the entering into of any new Material Contract by a Loan Party; or (iv) any material amendment to a Material Contract in any manner materially adverse to the Lenders; provided, that, for so long as Borrower is subject to the public reporting requirements of the Exchange Act, the foregoing items shall be deemed to be furnished in writing pursuant to this Section 7.03(g) on the date on which such information is first available via the SEC’s EDGAR system or any successor thereto.

(h)

Promptly (and in any event, within five (5) Business Days of Borrower having Knowledge thereof) notify the Administrative Agent of the occurrence of any event with respect to an Loan Party’s property or assets resulting in a judgments, debts, liabilities, expenses, costs, damages or losses, to the extent not covered by insurance, aggregating $1,000,000 or more.

(i)

Promptly (and in any event, within three (3) Business Days of Borrower having Knowledge thereof) notify the Administrative Agent of any material licensing agreement or arrangement entered into by Borrower or any Subsidiary in connection with any Infringement or alleged Infringement of the intellectual property of another Person; provided, that, Borrower shall not, without the prior written consent of the Administrative Agent, enter into any such material licensing agreement or arrangement that relates to AD109 or that would reasonably be expected to materially impair the Intellectual Property relating to AD109.

(j)

(i) Promptly (and in any event within three (3) Business Days) notify the Administrative Agent after the Borrower receives a Negative Response Letter, and (ii) within ten (10) Business Days of receipt of such Negative Response Letter, notify the Administrative Agent of the Borrower’s plan, if any, to remediate the cause of such Negative Response Letter.

(k)

Promptly (and in any event, within five (5) Business Days of Borrower having Knowledge thereof) give written notice to the Administrative Agent of any representation or warranty made or deemed made by any Loan Party in any of the Loan Documents or in any certificate delivered to the Administrative Agent pursuant hereto proving to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made.

Each notice pursuant to this Section 7.03(a) through 7.03(k) shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including (a) all Tax liabilities upon it or its properties or assets (including in its capacity as a withholding agent), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), and (c) all Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc.

(a)	Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization (except in a transaction permitted by Section 8.04 or Section 8.05).

(b)

Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)

Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)

Preserve or renew all of its Intellectual Property in respect of which an application for registration has been filed or recorded with the United States Copyright Office or the United States Patent and Trademark Office, the non-preservation or non-renewal of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a)	Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted).

(b)	Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)	Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

(a)

Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)

Within thirty (30) days of the Closing Date, (i) cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be canceled and (ii) deliver endorsements evidencing the same to the Administrative Agent.

7.08 Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a)

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)

Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights. Permit representatives designated by the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (so long as a representative of the Borrower is provided a reasonable opportunity to participate in any such discussion with such accountants), all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be desired, upon five (5) Business Day’s advance written notice to Borrower; provided, that, (a) the Administrative Agent shall not exercise such rights more often than one time during any Calendar Year; provided, further, that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

7.11 Use of Proceeds. Use the proceeds of: (i) the Tranche A Term Loans to fund the development and Commercialization of AD109 in accordance with the Product Plan, (ii) the Tranche B Term Loans to fund the commercial operations of the Loan Parties, pay the fees, costs and expenses payable by Borrower or any of its Subsidiaries in connection with the funding of the Tranche B Term Loans and for working capital and general corporate purposes of Borrower and its Subsidiaries and (iii) the Tranche C Term Loans to fund the commercial operations of the Loan Parties, provided, that, in no event shall the proceeds of the Loans be (a) used in contravention of any Law or of any Loan Document or (b) distributed as dividends to Borrower or be provided as a loan, payment of Indebtedness, services, expenses or fees or otherwise transferred to Borrower or any Prohibited Subsidiary in any other way.

7.12 Additional Subsidiaries; CirqO2 Dissolution.

(a)

In the event that (x) any Subsidiary of a Loan Party ceases to be an Excluded Subsidiary, (y) any Person becomes a Subsidiary of a Loan Party and such Person is not an Excluded Subsidiary or (z) Borrower or any Subsidiary transfers any property or right relating in any material respect to the Commercialization of any Product in the United States, to a Subsidiary that is not a Loan Party, Borrower, in each case, shall:

(i)

notify the Administrative Agent thereof in writing, together with the (A) jurisdiction of organization, (B) number of shares of each class of Equity Interests outstanding, (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by Borrower or any Subsidiary and (D) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(ii)

within thirty (30) days of such Person becoming a Subsidiary that is not an Excluded Subsidiary or ceasing to be an Excluded Subsidiary or the date of such transfer, cause such Subsidiary to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose, and (B) deliver to the Administrative Agent documents of the types referred to in Sections

5.01(f) and (g) and Section 7.25, such Collateral Access Agreements as may be required by the definition thereof and favorable opinion(s) of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to herein), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)

Borrower shall cause CirqO2 LLC to be dissolved and wound up in accordance with Applicable Law within sixty (60) days following the Closing Date and shall provide evidence of such dissolution to the Administrative Agent promptly upon completion thereof.

7.13 ERISA Compliance. Do each of the following: (a) except as could not reasonably be expected to have a Material Adverse Effect, maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state Law, (b) cause each Pension Plan that is qualified under Section 401(a) of the Code to maintain such qualification, and (c) make all contributions required to be made by Borrower and its Subsidiaries to any Pension Plan subject to Section 412, Section 430 or Section 431 of the Code, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

7.14 Pledged Assets.

(a)	Equity Interests.

(i)

Cause 100% of the issued and outstanding Equity Interests of each Subsidiary directly owned by a Loan Party (other than any Excluded Subsidiary) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent; provided, that, the Loan Parties shall have thirty (30) days after the acquisition of such Equity Interests to perfect the Administrative Agent’s Lien thereon.

(b)	Other Property.

Cause all property (other than Excluded Property (as defined in the Security Agreement)) of each Loan Party (other than Borrower) to be subject at all times to first priority (subject to Permitted Liens), perfected (and, in the case of Material Real Property, a Mortgage) Liens in favor of the Administrative Agent, for the benefit of the Lenders, to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the

Administrative Agent; provided, that, the Loan Parties shall have thirty (30) days after the acquisition of such property to perfect the Administrative Agent’s Lien thereon.

7.15 Deposit Accounts; Securities Accounts.

(a)

Within thirty (30) days after the acquisition or establishment of any Deposit Account or Securities Account by any Loan Party, provide written notice thereof to the Administrative Agent and the Lenders.

(b)

Within thirty (30) days after the acquisition or establishment of any Deposit Account or Securities Account, cause (i) all Deposit Accounts and Securities Accounts of the Loan Parties (other than Borrower) and (ii) all Deposit Accounts and Securities Accounts of Borrower containing Net Revenues of Borrower or any of its Subsidiaries for any Product in the United States, in each case other than Excluded Accounts, at all times to be subject to Control Agreements, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c)

Maintain all of the cash, Cash Equivalents and other funds of the Loan Parties and their Subsidiaries (other than Borrower, except with respect to Net Revenues of Borrower or any of its Subsidiaries for any Product in the United States) in (i) Deposit Accounts or Securities Accounts, in each case, that are subject to a Control Agreement, or (ii) in Excluded Accounts.

(d)

Ensure that no Loan Party terminates any Deposit Account or Securities Account governed by a Control Agreement without the Administrative Agent’s prior written consent; provided, that, without the Administrative Agent’s consent, such Loan Party may from time to time to establish a replacement for a Deposit Account or Securities Account governed by a Control Agreement so long as any such replacement is governed by a Control Agreement.

7.16 Products.

(a)

Without limiting the generality of Section 7.08, in connection with, as applicable, the development, testing, manufacture, marketing or sale of each Material Product by Borrower or any Subsidiary, Borrower or such Subsidiary shall comply in all material respects with all Regulatory Authorizations.

(b)

Without limiting the generality of Section 7.16(a) above, Borrower shall immediately and in any event within three (3) Business Days give written notice to Administrative Agent upon Borrower’s becoming aware that any of the representations and warranties set forth in Section 6.23 with respect to each Material Product have become incorrect in any material respect (provided, that, for the avoidance of doubt, the giving of such notice shall not cure or result in the automatic waiver of any Default or Event of Default that may have resulted from such breach of such representation or warranty).

7.17 Consent of Licensors. Promptly after entering into or becoming bound by any in-license or similar agreement of Intellectual Property (other than over-the-counter software that is commercially available to the public), the failure, breach or termination of which could reasonably be expected to have a Material Adverse Effect, the Loan Parties shall provide written notice to the Administrative Agent of the material terms of such license or agreement. For any such in-license or similar agreement of Material IP Rights the Loan Parties shall obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) the applicable Loan Party’s interest in such licenses or contract rights to be deemed Collateral and for the Administrative Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future and (ii) the Administrative Agent to have the ability in the event of a liquidation of any of the Collateral to Dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents. For any other such in-license or similar agreement of Intellectual Property that grants exclusive royalty-bearing rights with respect to Product Development and Commercialization Activities, the Loan Parties shall use commercially reasonable efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) the applicable Loan Party’s interest in such licenses or contract rights to be deemed Collateral and for the Administrative Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future and (ii) the Administrative Agent to have the ability in the event of a liquidation of any of the Collateral to Dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents.

7.18 Anti-Corruption Laws; Anti-Terrorism Laws.

(a)

Engage, nor knowingly permit any of their respective Subsidiaries, Affiliates, or their respective directors, officers, employees or agents to engage, directly or indirectly, in any activity which would constitute a violation of Anti-Corruption Laws, or directly or knowingly indirectly make, offer, promise or authorize any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Borrower or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person and in each case in violation of applicable Anti-Corruption Laws.

(b)

(i) Directly or knowingly indirectly enter into, nor knowingly permit any of their respective Subsidiaries, Affiliates or their respective officers, directors, employees or agents to directly or knowingly indirectly enter into, any Contracts with any Sanctioned Person in violation of Sanctions, (ii) directly or knowingly indirectly, nor knowingly permit any of its Subsidiaries, Affiliates or their respective officers, directors, employees or agents to directly or knowingly indirectly, (A) conduct any business or engage in any transaction or dealing with any Sanctioned Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, in each case in violation of Sanctions or (B) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Anti-Money Laundering Law.

7.19 Maintenance of Regulatory Authorizations, Contracts, IP Rights, Etc.

(a)

With respect to the Material Products, (i) maintain, either directly or through its Product Distributors, as applicable, in full force and effect all Regulatory Authorizations, contract rights, authorizations or other rights necessary or material for the operations of the business of the Loan Parties and their Subsidiaries and relevant Product Distributors, and comply with the terms and conditions applicable to the foregoing, (ii) promptly notify the Administrative Agent of any Safety Notice conducted, to be undertaken or issued, by such Loan Party, its respective Subsidiaries or its respective Product Distributors or suppliers whether or not at the written request, demand or order of any Governmental Authority or otherwise with respect to any Material Product or manufacturing Facility owned or operated by any Loan Party or their respective Subsidiaries or any Product Distributor (as relating to Material Products), or any basis for undertaking or issuing any such action or item, in each case, that could reasonably be expected to have a material effect on any Product Development and Commercialization Activities related to Material Products; (iii) design, manufacture, store, transport, label, sell, market, and distribute all Material Products, and operate all manufacturing facilities in relation to Material Products in material compliance with Applicable Laws (including as applicable, cGMPs, the FDCA and the PHSA); and (iv) conduct all studies, tests and preclinical and clinical trials relating to the Material Products in material compliance with all Applicable Laws (including cGCPs).

(b)

(i) Maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Intellectual Property owned or controlled by such Loan Party or its respective Subsidiaries, excluding the maintenance of Intellectual Property that in the commercially reasonable business judgment of the relevant Loan Party is not necessary or material for the conduct of the business of any Loan Party or any Subsidiary or to Product Development and Commercialization Activities by or on behalf of the Loan Parties with respect to any Material Product; (ii) notify the Administrative Agent of, promptly after Borrower has Knowledge thereof, any material Infringement or other violation by any Person of Intellectual Property owned or controlled by such Loan Party or its respective Subsidiaries; (iii) use commercially reasonable efforts to pursue, enforce, and maintain in full force and effect legal protection for all Intellectual Property, including Patents, developed or controlled by such Loan Party or any of its respective Subsidiaries, including but not limited to: (x) filing and pursuing valid claims in Patents that, but for a Loan Party or any Subsidiary’s rights under such Patents, would be Infringed by making, using, selling, offering for sale, importing, and otherwise commercializing the Material Products, (y) participating in and defending against any allegations or claims made by any Third Party regarding the enforceability or validity of any Patent owned by or licensed to any Loan Party or any Subsidiary, and (z) pursuing any applicable term extensions (including patent term adjustment (PTA), patent term extension (PTE), and supplementary protection certificates (SPC)) for any Patent owned by or licensed to any Loan Party or any Subsidiary to the extent provided for under Applicable Law; and (iv) notify the Administrative Agent of, promptly after Borrower has Knowledge thereof, of the receipt of any written claim made by any Person that the conduct of such Loan Party’s or such Subsidiary’s business (including any research, development, manufacture, import, use, sale, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other Commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit any Material Product) or the conduct of any Product Development and Commercialization Activities by any Product Distributor, Infringes any Intellectual Property of that Person and, if reasonably requested by the Administrative Agent, use commercially reasonable efforts to resolve such claim.

(c)	Furnish to the Administrative Agent prompt written notice of the following after Borrower has Knowledge thereof:

(i)

any written notice that the FDA or any other Governmental Authority is adversely limiting, suspending or revoking any Regulatory Authorization applicable to any Material Product, adversely changing the market classification or labeling of or otherwise materially restricting any Material Product or considering any of the foregoing;

(ii)

any Loan Party or any Subsidiary becoming subject to any administrative or regulatory action, any FDA inspection (other than pre-approval inspections), receipt of inspectional observations (e.g., on FDA Form 483), warning letter, or notice of violation letter, or any Material Product being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Material Product against any Loan Party or any Subsidiary or any relevant Licensee or Product Distributor;

(iii)

copies of any written recommendation from any Governmental Authority that any Loan Party or any Subsidiary, or any obligor to which any Loan Party or any Subsidiary provides Material Products or services, or any Licensee or Product Distributor, should have its licensure, provider or supplier number, or accreditation suspended, revoked, or materially limited in any way, or any penalties imposed; and

(iv)

any notice relating to any certification pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, including but not limited to any such certification pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 21 U.S.C. §355(j)(2)(A)(vii)(IV), or any reasonably similar or equivalent certification or notice in the United States or any other jurisdiction or any associated litigation concerning any product and asserting the non-Infringement, invalidity or unenforceability of any Patent owned by or licensed to any Loan Party or any Subsidiary or any associated litigation.

7.20 IP Rights.

(a)

Take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to protect, preserve and maintain the IP Rights, including payment of maintenance fees or annuities, at the sole expense of the Borrower, except as would not be reasonably expected to have a Material Adverse Effect.

(b)

Provide prompt written notice to the Administrative Agent of any material occurrences with respect to any Product-Specific Patent, including, without limitation, expiration, lapse, or abandonment, claims of invalidity or unenforceability made by a Third Party, or material Infringement of Product-Specific Patents by a Third Party.

(c)	Diligently defend (and enforce (including by bringing any legal action for Infringement)) the IP Rights against material Infringement, interference or misappropriation by any other Person.

(d)

Diligently defend the IP Rights against any claims of invalidity or unenforceability, including defending any claim of invalidity or action of a Third Party for declaratory judgment of non-Infringement or non-interference.

(e)

Diligently defend against any claim or action by any other Person that the manufacture, use, marketing, sale, offer for sale, importation or distribution of Material Products as currently contemplated, Infringes on any Patents or other Intellectual Property rights of any other Person or constitutes misappropriation of any other Person’s Trade Secrets or other Intellectual Property rights.

(f)

When available in respect of Material Products and where applicable, obtain a patent listing in the Orange Book or apply for similar data exclusivity where available in other countries in which sales of Material Products occur.

(g)	The Borrower shall not exercise and enforce its applicable rights in any manner that is intended to result to in a breach of this Agreement.

7.21 Commercialization.

(a)

Use Commercially Reasonable and Diligence Efforts to (i) perform the activities outlined in the Product Plan in the timeframes set forth therein, (ii) prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and, once approved, maintain Regulatory Authorization for AD109 in the United States, and (iii) secure and maintain such Regulatory Authorization.

(b)	Not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Regulatory Authorization for a Material Product once obtained.

(c)	(A) Use Commercially Reasonable and Diligent Efforts, itself or through one or more Subsidiaries, Permitted Licensees or Product Distributors, to Commercialize

AD109 in the applicable jurisdiction after receipt of Marketing Authorization for AD109 in such jurisdiction, and (B) conduct the Product Development and Commercialization Activities with respect to AD109 in material compliance with all Applicable Law, including Healthcare Laws, and (C) not conduct the Product Development and Commercialization Activities with respect to AD109 in any manner that materially deviates from the Product Plan unless the deviation is required to comply with Applicable Laws.

(d)

Not enter into any Material Contract unless the Borrower shall have (i) used commercially reasonable efforts in selecting the applicable Material Contract Counterparty to such Material Contract and negotiating and agreeing to the terms of such Material Contract (or any amendment, modification, restatement, cancellation, supplement, termination or waiver of any of the material terms thereof) or (ii) obtained the prior written consent of the Required Lenders. In addition, except in the case of the Shionogi Agreements in connection with a Permitted SASS Disposition, if any existing Material Contract terminates for any reason whatsoever and such Contract was, as of the time of termination, still a Material Contract, the Borrower shall use commercially reasonable efforts to enter into a replacement Material Contract. In the case of Material Contracts consisting of licenses or other arrangements under which the counterparty is to make payments to the Borrower in respect of such Commercialization, such counterparties shall be instructed to make all payments in respect of Net Sales to an account designated by the Administrative Agent for receipt and disbursement in accordance with the terms hereof.

(e)

Comply with all material terms and conditions of and fulfill all material obligations under each Material Contract (including, without limitation, each License Agreement) to which any of them is party. Upon the occurrence of a breach of any such Material Contract by any Loan Party, the Borrower shall promptly cure any such breach and do so before the expiration of any applicable cure period.

(f)

Upon the occurrence of (i) breach of any such Material Contract by any other party thereto, which could reasonably be expected to result in a Material Adverse Effect, or (ii) a material breach of any such Material Contract by any other party thereto, the Borrower shall use commercially reasonable efforts to seek to enforce all of its (or its Affiliates’ or Subsidiary’s) rights and remedies thereunder.

7.22 Data Privacy.

(a)

In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, maintain compliance in all material respects with all Applicable Laws in all relevant jurisdictions, including all Privacy Laws, the Company’s and its Subsidiaries’ privacy policies and the requirements of any contracts or codes of conduct to which the Company’s or any of its Subsidiaries is a party, except for any such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)	Maintain commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all

Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.

(c)

Maintain compliance in all material respects with all Applicable Laws relating to data loss, theft and breach of security notification obligations, except for any such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.23 Equity Financing. On or prior to June 30, 2026, Borrower shall have raised (whether before or after the Closing Date, but after December 31, 2025) equity (either through an IPO or through private capital) in an aggregate amount not less than $35,000,000, which shall, for the avoidance of doubt, include any proceeds from the transaction described in clause (a) of the definition of Permitted SASS Disposition.

7.24 Board Observer Rights. The Loan Parties shall allow one representative designated by, from time to time, in writing by the Required Lenders to attend and participate solely as a non-voting observer in all meetings of the Board of Directors and any committee of the Board of Directors of the Borrower (each such meeting, a “Board Meeting”; and such representative, a “Board Observer”). The Borrower shall, (a) give the Board Observer notice of all Board Meetings at the same time and in the same manner as such notice is furnished to the members of the Board of Directors or committee of the Board of Directors of Borrower, (b) subject to the terms of this Section 7.24, provide to the Board Observer all written notices, documents and information (including proposed written consents) furnished to the members of the Board of Directors or committee of the Board of Directors at the same time and in the same manner furnished to such members, (c) permit the Board Observer to participate by telephone or video conference in each Board Meeting, (d) provide the Board Observer copies of the minutes of all Board Meetings at the time such minutes are furnished to the members of the Board of Directors or committee of the Board of Directors, and (e) provide the Board Observer with copies of all written consents duly passed by the Board of Directors or committee of the Board of Directors. The Board Observer, the minutes, the written consents and all non-public information delivered to the Board Observer pursuant to this Section 7.24 and the proceedings of the Board of Directors and any committee of the Board of Directors, shall be subject to the confidentiality provisions of Section 11.07, except that the Board Observer may disclose information and materials to the Lenders and their respective directors, officers, managers, employees, legal counsel and financial advisors on a “need to know” basis solely in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential). Notwithstanding the forgoing, the Borrower shall be entitled to exclude the Board Observer from any portion of any meeting or from receiving any portion of the materials distributed to the members of the board of directors (or similar governing body) to the extent if and to the extent the Borrower reasonably believes in good faith in the exercise of its reasonable business judgment that the Board Observer’s presence at or participation in such meeting (or any portion thereof) or receipt of such materials may (i) affect the attorney/client or similar privilege of any Loan Party and their legal advisors, (ii) adversely affect the Borrower or any of its Subsidiaries under Applicable Law, (iii) conflict with confidentiality obligations of Borrower or any of its Subsidiaries to Third Parties, including Governmental Authorities (so long as such restriction exists or has been negotiated in good faith by the Borrower and not for the purpose of excluding or limiting the Board Observer) or (iv) give rise to a conflict of interest, including as to any discussion and/or materials relating to (I) an actual or potential transaction with a Lender or any Affiliate thereof or other matter in which any Lender or any Affiliate thereof may be involved (including as to discussions or materials regarding this Agreement and the other Loan Documents) or (II) the strategy, negotiating positions or similar matters relating to the relationship of Borrower or any of its Subsidiaries or Affiliates, on the one hand, with the Lenders or any of their

Affiliates. The board observer right shall remain in effect until completion by Borrower of an IPO and the listing thereof of its common stock on the NASDAQ Stock Market or the New York Stock Exchange.

7.25 Post-Closing Obligations.

(a)

Within thirty (30) days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion) the Borrower shall deliver to the Administrative Agent such Control Agreements as shall be necessary to cause the Loan Parties to be in compliance with Sections 2.12 and 7.15.

(b)

If Borrower fails to deliver any Control Agreement required by Section 7.25(a) within the time period specified therein, then, without limiting any other rights or remedies available to the Administrative Agent or the Lenders hereunder or under any other Loan Document, the outstanding principal amount of all Term Loans shall bear interest at the Default Rate from and after the expiration of such thirty (30) day period (or such later date as agreed by the Administrative Agent) until such time as all required Control Agreements have been delivered to and accepted by the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

Subject to Section 11.20, so long as any Lender shall have any Term Loan Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification or expense reimbursement obligations for which no claim has been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)	Liens pursuant to any Loan Document;

(b)

Liens existing on the date hereof and listed on Schedule 8.01; provided, that, such Liens do not encumber assets used or useful in the Product Development and Commercialization Activities of Material Products;

(c)

Liens (other than Liens imposed under ERISA) for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)

Liens in respect of property imposed by requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as, without limitation, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business;

(e)	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)

deposits to secure the performance of bids, trade contracts, leases and government contracts (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)

easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)	Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)

Liens securing Indebtedness permitted under Section 8.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)

licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(k)

(i) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement and (ii) the filing of UCC financing statements solely as a precautionary measure with respect to operating leases in the ordinary course of business;

(l)	normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m)

(i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii)Liens in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(n)

Liens of sellers of goods to Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of Applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o)	Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(p)

Liens securing liability for reimbursement or indemnification obligations of Borrower or any Subsidiary to insurance carriers providing insurance to Borrower or any Subsidiary arising by virtue of deposits made in the ordinary course of business;

(q)	Permitted Licenses;

(r)

(i) Liens solely on any cash deposits securing Indebtedness permitted by Section 8.03(m), (ii) Liens on cash deposits securing Indebtedness permitted by Section 8.03(n), and (iii) Liens granted in the ordinary course of business on cash deposits securing Indebtedness permitted by Section 8.03(i);

(s)	Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 8.03;

(t)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(u)

other Liens securing Indebtedness in an aggregate principal amount not exceeding $1,000,000 in the aggregate at any one time outstanding; provided, that, such Liens do not encumber assets relating in any material respect to Product Development and Commercialization Activities for any Material Product.

8.02 Investments. Make any Investments, except:

(a)	Investments held by Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b)	Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c)	Investments in any Person that is a Loan Party, other than any Investment by the Borrower or any Subsidiary of the Borrower in Borrower or any Prohibited Subsidiary;

(d)

(i) Investments by any Subsidiary of the Borrower that is not a Loan Party in the Borrower or any other Subsidiary of the Borrower; and (ii) Investments by any Prohibited Subsidiary in Borrower and any other Prohibited Subsidiary;

(e)

Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)	Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed the Threshold Amount at any one time outstanding and (ii) loans to employees, officers or directors relating to the purchase of Qualified Capital Stock of the Borrower pursuant to employee stock purchase plans approved by the Borrower’s Board of Directors; provided, that, no Investment otherwise permitted by this clause (f) shall be permitted to be made if any Default has occurred and is continuing or would immediately result therefrom;

(g)

(i) Guarantees permitted by Section 8.03 (other than by reference to Section 8.02 (or any clause hereof)), and (ii) Guarantees of operating leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(h)	promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 8.05;

(i)

Investments (including Indebtedness obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other Disputes with, customers or suppliers arising in the ordinary course of business;

(j)

Investments consisting of the non-cash portion of the sales consideration received by the Borrower or any of its Subsidiaries in connection with any Disposition permitted under Section 8.05 (other than by reference to this Section 8.02 (or any sub-clause hereof));

(k)	to the extent constituting Investments, Investments consisting of the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(l)

(i) the non-exclusive licensing of technology, the development of technology or the providing of technical support, in each case in connection with joint ventures or other strategic alliances, and (ii) to the extent constituting Investments, Permitted Transfers and Dispositions permitted by Section 8.05 (other than by reference to this Section 8.02 (or any sub-clause hereof));

(m)	Investments arising under any Swap Contract permitted under Section 8.03(d);

(n)	Investments consisting of advances or deposits made in the ordinary course of business in connection with the purchase of goods or services;

(o)	Investments consisting of cash earnest money deposits made in the ordinary course of business in connection with any letter of intent or purchase agreement for any transaction permitted hereunder;

(p)

Investments by Borrower directly and not exceeding $15,000,000 made in connection with the establishment or continuing operation of a strategic partnership, strategic alliance, joint venture or similar arrangement;

(q)	other Investments in an aggregate amount outstanding not to exceed $1,000,000 at any one time outstanding.

8.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)	Indebtedness under the Loan Documents;

(b)	Indebtedness of Borrower and its Subsidiaries existing on the Closing Date and described on Schedule 8.03;

(c)	intercompany Indebtedness permitted under Section 8.02;

(d)

obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(e)

purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by a Loan Party to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided, that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed $1,000,000 at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f)	unsecured Subordinated Indebtedness of Borrower or a Subsidiary that matures no earlier than 90 days following the Term Loan Maturity Date;

(g)

all Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Loan Party is a general partner or joint venturer; provided, that, such Indebtedness is without any recourse to Borrower or any of its Subsidiaries, whether pursuant to a Guarantee or otherwise;

(h)	the Convertible Note Obligations;

(i)	Guarantees permitted by Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(j)

Indebtedness in respect of any agreement providing for treasury, depositary, or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions, securities settlements, assumed settlement, netting services, overdraft protections and other cash management and similar arrangements, in each case in the ordinary course of business; provided that, any such Indebtedness is extinguished within thirty (30) days;

(k)	advances or deposits in the ordinary course of business from customers, vendors or partners and, in each case, not constituting Indebtedness for borrowed money;

(l)

Indebtedness (other than Indebtedness for borrowed money) issued or created in the ordinary course of business in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations;

(m)	Indebtedness incurred as a result of endorsing negotiable instruments in the ordinary course of business;

(n)

Indebtedness with respect to outstanding letters of credit, banker’s acceptances or similar instruments posted in the ordinary course of business in connection with the manufacturing of any Product or in connection with the supply chain related to any Product, in an aggregate amount (i.e., the aggregate stated amount of such letters of credit, banker’s acceptances and similar instruments) not to exceed $1,000,000 at any one time outstanding;

(o)	Indebtedness in respect of obligations relating to corporate credit cards, purchase cards or bank card products, not to exceed $1,000,000 in an aggregate principal amount at any one time outstanding;

(p)

Investments of the type described in Section 8.02(f)(i) to the extent such Investments constitute Indebtedness, not to exceed the Threshold Amount in the aggregate at any one time outstanding and Investments of the type described in Section 8.02(f)(ii) to the extent such Investments constitute Indebtedness;

(q)	Indebtedness secured by Liens of the type described in Section 8.01(f);

(r)

extensions, refinancings, modifications, amendments and restatements of any Indebtedness permitted under clauses (b) through (o) of this Section 8.03; provided that (i) the principal amount of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced plus accrued interest and prepayment premiums and other applicable fees and expense and reasonable refinancing fees and expenses, (ii) such refinancing Indebtedness has a maturity date no earlier than the maturity date of the Indebtedness being refinanced, and (iii) such refinancing Indebtedness is not secured by any assets other than assets that secured the Indebtedness being refinanced; and

(s)	other Indebtedness of Borrower in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding.

8.04 Fundamental Changes.

(a)

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries, provided, that, the Borrower shall be the continuing or surviving corporation, (b) any Loan Party (other than the Borrower) may merge or consolidate with any other Loan Party (other than the Borrower), (c)

any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party; provided, that, such Loan Party shall be the continuing or surviving corporation, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party, or effect a plan of division under the Delaware Limited Liability Company Act or any comparable transaction under applicable law, provided that any resulting entities are not Loan Parties, (e) any Subsidiary may dissolve, liquidate or wind up its affairs at any time, provided, that, such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party or solely in the case of a Subsidiary that is not a Loan Party, another Subsidiary that is not a Loan Party prior to or concurrent with such dissolution, liquidation or winding up, (f) in connection with any Disposition permitted under Section 8.05 (other than by reference to this Section 8.04 (or any sub-clause hereof)) any Subsidiary that is not a Loan Party may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it to consummate such Disposition, (g) any merger or consolidation consummated in connection with any Investment permitted under Section 8.02; provided that if Borrower is a party to such merger or consolidation, Borrower shall be the continuing or surviving Person, and (h) SASS may dissolve, liquidate or wind up its affairs, or merge or consolidate with or into Shionogi or any of its Affiliates, and Borrower’s Equity Interests in SASS may be purchased by Shionogi or any of its Affiliates, in each case in connection with a Permitted SASS Disposition.

(b)

Institute (or consent to the institution of), agree to, or cause, directly or indirectly, any Bankruptcy Event with respect to any Loan Party, provided that the foregoing shall not prohibit any action taken by any Loan Party to the extent required by applicable law.

8.05 Dispositions.

(a)	Make any Disposition other than, Permitted Transfers.

(b)

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall any Loan Party (x) Dispose of any Material Product (or any Intellectual Property associated therewith) or any Material IP Rights, in each case, to any Person that is not a Company Party or (y) contribute or otherwise invest any Material Product (or any Intellectual Property associated therewith) or any Material Intellectual Property, in each case, to any Person that is not a Company Party, other than Permitted Licenses.

8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)	each Subsidiary of Borrower may make Restricted Payments to any Loan Party;

(b)	each Subsidiary of the Borrower may make Restricted Payments to the Borrower and any Subsidiary of the Borrower that is a Loan Party; and

(c)

Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person (including in connection with a conversion of convertible securities pursuant to the terms thereof or in exchange therefor);

(d)

(i) Borrower may make cashless repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants of such Equity Interests to represent a portion of the exercise price of such options or warrants, (ii) the Borrower may make redemptions, repurchases or other acquisitions of its Equity Interests in consideration of withholding or similar taxes payable by any present or former officer, employee, director or member of management, including deemed repurchases in connection with the exercise of stock options and (iii) Borrower may repurchase, redeem or otherwise acquire its Equity Interests (other than Disqualified Capital Stock) with the Net Proceeds received by the Borrower from the substantially concurrent issuance of Qualified Capital Stock of Borrower, so long as such Net Proceeds have not otherwise been applied to any Investment or other Restricted Payment;

(e)

Borrower may make payments of cash in lieu of fractional shares of Equity Interests arising out of stock dividends, splits or combinations or in connection with exercises or conversions of options, warrants and other convertible securities;

(f)

Borrower may distribute rights to purchase its Qualified Capital Stock pursuant to any shareholder rights plan and redeem such rights for nominal consideration in accordance with the terms of such shareholder rights plan; provided that such shareholder rights plan has been approved by the Board of Directors of the Borrower;

(g)

the Loan Parties may purchase, redeem, retire or otherwise acquire for value Equity Interests (and any related stock appreciation rights, plans, equity incentive or achievement plans or any similar plans) of a Person in connection with a Permitted Investment, to the extent such purchase, redemption, retirement or acquisition constitutes part of the consideration or purchase price paid for such Investment;

(h)

so long as no Default or Event of Default has occurred and is continuing or would immediately result therefrom, Borrower and each Subsidiary may make other Restricted Payments in an aggregate amount not to exceed the Threshold Amount in the aggregate.

8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries, taken as a whole, on the Closing Date or any business substantially related or incidental thereto or which constitutes a reasonable extension or expansion thereof.

8.08 Transactions with Affiliates and Insiders. Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal and reasonable compensation (including bonuses) and equity-based compensation and other benefits (including retirement, health, stock option and other benefit plans) and reimbursement of expenses of officers and directors in the ordinary course of business, (e) Restricted Payments permitted by Section 8.06 and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements. Enter into, or permit to exist, any Contractual Obligation with any Person that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge Collateral pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness permitted to be incurred hereunder provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien,(4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations, (5) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business, (6) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.02 and applicable solely to the assets of such joint ventures, so long as such provisions and restrictions remain in effect, (7) restrictions or encumbrances in any agreement in effect at the time such Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (8) restrictions imposed on any Subsidiary that is not a Loan Party under the terms of any Indebtedness of such Subsidiary permitted under Section 8.03, (9) customary restrictions and conditions contained in licenses, sublicences and other agreements relating to Intellectual Property entered into in the ordinary course of business and (10) restrictions or conditions imposed by any Swap Contract permitted under Section 8.03(d).

8.10 Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Prepayment of Other Indebtedness. Make (or give any notice with respect thereto) any required, involuntary, voluntary or optional payment or prepayment or redemption, cash settlement or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness (including any intercompany Indebtedness) of any Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents or permitted under Sections 8.03(d), 8.03(e), 8.03(f), 8.03(h) (so long as such payments is made in accordance with the subordination agreement governing such Indebtedness), 8.03(g), and 8.03(s); provided, however, that the foregoing shall not prohibit any such voluntary or optional payment or prepayment of other Indebtedness permitted to be incurred hereunder in an aggregate principal amount not to exceed the Threshold Amount at any time outstanding, so long as no Default or Event of Default has occurred and is continuing or would immediately result therefrom.

8.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a)	Amend, modify or change its Organization Documents in a manner adverse to the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

(b)	Change its fiscal year without the prior written consent of the Administrative Agent.

(c)

Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of organization or form of organization or its Federal Taxpayer Indemnification Number or its organizational identification number.

(d)	Amend, modify or change the Product Plan without the prior written consent of the Administrative Agent and the Required Lenders.

(e)

Amend, change, supplement, waive or otherwise modify (or permit the amendment, change, supplement, waiver or modification of), or enter into any forbearance from exercising any rights with respect to, any Material Contract or any document or other agreement evidencing Indebtedness in excess of $1,000,000; provided that, with respect to any document or agreement evidencing Subordinated Indebtedness, this clause (e) shall apply only to any amendment, modification or waiver that would violate or impair the subordination provisions applicable thereto; in each case, in any manner materially adverse to the Administrative Agent or any Lender. Notwithstanding the foregoing, the Borrower and its Subsidiaries may amend, change, supplement, waive, terminate or otherwise modify any Shionogi Agreement in connection with a Permitted SASS Disposition.

8.13 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Wholly Owned Subsidiary of Borrower) to own any Equity Interests of any, direct or indirect, Domestic Subsidiary of Borrower, (b) permit any Loan Party or any Subsidiary to issue or have outstanding any Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Loan Party, except for Permitted Liens; provided that, notwithstanding the foregoing, clause (a) shall not prohibit Shionogi & Co., Ltd. or any of its Affiliates from owning Equity Interests in SASS in connection with a Permitted SASS Disposition.

8.14 Sale Leasebacks. Enter into any Sale and Leaseback Transaction.

8.15 Sanctions; Anti-Corruption Laws.

(a)

Directly or knowingly indirectly, use the proceeds of the Term Loan, or lend, contribute or otherwise make available such proceeds of the Term Loan to any Sanctioned Person, to fund any activities of or business with any Sanctioned Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, in each case in violation of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

(b)	To the extent applicable, directly or indirectly, use the proceeds of the Term Loan for any purpose which would breach Anti-Corruption Laws or Anti-Money Laundering Laws.

8.16 Liquidity. Permit, on any Business Day, the amount of Unrestricted Cash of the Loan Parties held in Deposit Accounts and Securities Accounts for which the Administrative Agent shall have received an effective Control Agreement at any time to be less than (i) $20,000,000, from the Closing Date to the earlier of (x) the Term Loan Maturity Date and (y) the completion of an IPO or other equity capital raise the net proceeds of which are at least $50,000,000 (a “Step-Down Event”) and (ii) $10,000,000, from the occurrence of a Step-Down Event until the Term Loan Maturity Date.

8.17 Minimum Net Sales. Beginning with the Calendar Quarter ending March 31, 2028, permit Net Sales for any trailing four Calendar Quarter period to be less than the amount for such period set forth on Schedule 8.17, measured quarterly as of the last day of the applicable fiscal quarter.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Upon the occurrence and continuance of any of the following shall constitute an Event of Default:

(a)

Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)

Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03(a), 7.05, 7.11, 7.12, 7.16, 7.17, 7.18, 7.19(a)(i), 7.20, 7.21, 7.23, 7.24, or ARTICLE VIII; or

(c)

Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) such failure occurred and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)

Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)

Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), but only after the expiration of any grace or cure period applicable thereto, in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of $750,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an early termination date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the defaulting party (as defined in such Swap Contract) or (B) any termination event (as so defined in such Swap Contract) under such Swap Contract as to which Borrower or any Subsidiary is an affected party (as so defined in such Swap Contract), in each case after giving effect to any applicable grace or cure period, and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)

Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for thirty (30) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)

Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)

Judgments. There is entered against any Loan Party or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii)

there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)

ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)

Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)	Material Adverse Effect. There occurs any circumstance or circumstances that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or

(l)	Change of Control. There occurs any Change of Control and the Borrower fails to comply with the required prepayment conditions at the time and in the manner required under Section 2.03(d); or

(m)

Security Interest. Any security interest on a material portion of the Collateral purported to be created by the Security Agreement shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on all of the Collateral (except for Permitted Liens and as otherwise expressly provided herein and therein)) in favor of the Administrative Agent for the benefit of the Secured Parties pursuant hereto or thereto (other than as a result of the failure by the Administrative Agent to take any action required to maintain the perfection of such security interests), or shall be asserted by the Borrower not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral; or

(n)

Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Loan Party of any such Indebtedness, shall cease to be in full force and effect, or Borrower or any of its Subsidiaries shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(o)	Injunction. Any court order enjoins, restrains, or prevents any Loan Party from conducting any material part of its business; or

(p)

Material Contracts. There occurs an “event of default” or “default” or any comparable term under any Material Contract that permits the counterparty under such Material Contract to terminate such Material Contract; or

(q)

Delisting. Following an IPO, the shares of common stock of the Borrower are delisted from the applicable stock exchange because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on any other nationally recognized stock exchange in the United States; or

(r)

Regulatory Matters. If any of the following occurs: (i) the FDA, CMS or any other Governmental Authority issues a letter or other communication asserting that any Material Product lacks a required Regulatory Authorization or does not comply with Applicable Law; (ii) any involuntary or voluntary recall of any Material Product or any part thereof occurs which could reasonably be expected, either individually or in the aggregate, to result in losses and/or expenses in excess of $2,500,000; or (iii) any Loan Party or any Subsidiary or any Licensee or Product Distributor (as relating to Material Products) enters into a written settlement agreement with the FDA, CMS or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions in excess of $5,000,000; or

(s)

Products. (i) The FDA shall revoke, withdraw, suspend, cancel, materially limit, terminate any Key Permit related to any Material Product in writing; or (ii) any United States Governmental Authority (other than the FDA) shall revoke, withdraw, suspend, cancel, materially limit, terminate any Key Permit related to any Material Product in writing; or (iii) any Loan Party or any Subsidiary shall initiate any recall of any Material Product marketed in the United States or any Safety Notice is issued or initiated in connection therewith in the United States.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)	declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)

declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts (including any repayment premium, the Final Payment Premium and, in connection with a Change of Control, the Change of Control Prepayment Amount) owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)	exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or under any other Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid Outstanding Amount of all outstanding Loans and all interest and other amounts (including any repayment premium and the Final Payment Premium) as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

If the Obligations are accelerated for any reason, the repayment premium required by Section 2.03(c) and the Final Payment Premium will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Term Loan shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any the repayment premium required by Section 2.03(c) and the Final Payment Premium and fees payable to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The repayment premium required by Section 2.03(c) and the Final Payment Premium shall also be payable and any discount on the Term Loan shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING REPAYMENT PREMIUM, FINAL PAYMENT PREMIUM AND ANY DISCOUNT ON THE TERM LOANS IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the other Loan Parties expressly agree that (i) the repayment premium required by Section 2.03(c), the Final Payment Premium required by Section 2.06 and any discount on the Loans provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the repayment premium required by Section 2.03(c), the Final Payment Premium required by Section 2.06 and any discount on the Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Company and the other Company Parties giving specific consideration in this transaction for such agreement to pay the repayment premium required by Section 2.03(c), the Final Payment Premium required by Section 2.06 and any discount on the Loans, (iv) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph and (v) the repayment premium required by Section 2.03(c), the Final Payment Premium required by Section 2.06 and any discount on the Loans represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any early termination. The Borrower and the other Loan Parties expressly acknowledge that their agreement to pay the repayment premium required by Section 2.03(c), the Final Payment Premium required by Section 2.06 and any discount on the Loans to the Lenders as herein described is a material inducement to the Lenders to make the Loans and establish the Commitments hereunder.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under ARTICLE III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, repayment premium and Final Payment Premium) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under ARTICLE III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on and repayment premium and Final Payment Premium with respect to the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasably paid in full in cash, to the Borrower or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

(a)

Each of the Lenders hereby irrevocably appoints HCR OSA SPV, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. Except for the Borrower’s specific rights contained in Section 10.06 and Section 10.09 (and this sentence), the provisions of this ARTICLE X are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the

Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this ARTICLE X and ARTICLE XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. It is understood and agreed that the Administrative Agent shall not be obligated to enforce any remedies against the Collateral to the extent that the Administrative Agent concludes that such enforcement would cause it personal liability. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. It is understood and agreed that the Required Lenders may, notwithstanding such failure to enforce by the Administrative Agent, enforce remedies against the Collateral.

10.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)

shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. If the Administrative Agent shall request direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) with respect to any action or actions (including failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from taking such action unless and until it shall have received instruction from such Lenders and the Administrative Agent shall not incur any liability to any Person by reason of so refraining. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the value or sufficiency of any Collateral.

10.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this ARTICLE X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06 Resignation of Administrative Agent.

(a)

Notice. The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, a successor Administrative Agent may be appointed in accordance with subsection (b) hereof. Such resignation shall be effective on the Resignation Effective Date. Whether or not a successor has been appointed and accepted such appointment by the Resignation Effective Date, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b)

Appointment of Successor Administrative Agent. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Administrative Agent that is not a Disqualified Transferee. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent must, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing) that is not a Disqualified Transferee.

(c)

Effect of Resignation. With effect from the Resignation Effective Date: (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except as set forth in the next sentence and except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section), other than any obligations under Section 11.07 hereof. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)

to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Discharge of Term Loan Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)	to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c)	to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.10 Withholding Taxes. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any taxing authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or any Guarantor pursuant to Section 3.01, without limiting or expanding the obligations of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, in each case, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.10. The agreements in this Section 10.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that:

(a)	no such amendment, waiver or consent shall:

(i)

extend or increase the Term Loan Commitment of a Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Term Loan Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.04 or of any Default or a mandatory reduction in Term Loan Commitments is not considered an extension or increase in Term Loan Commitments of any Lender);

(ii)

postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, prepayment premium, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Term Loan Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Term Loan Commitments are to be reduced;

(iii)

reduce the principal of, the rate of interest specified herein on or the prepayment premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)	change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(v)

except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby, except to the extent the release of any Collateral is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone);

(vi)

release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone);

(vii)

change any provision of Section 2.12 that directly reduces the amount of, or extends the payment date of, any Revenue Interest payable to any Lender without the written consent of each Lender directly and adversely affected thereby; and

(b)	unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, further, that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except (x) the Term Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything herein to the contrary, as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Term Loan Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

11.02 Notices and Other Communications; Facsimile Copies.

(a)

Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)

if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 11.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)

Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)

Change of Address, Etc. Each of the Borrower, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)

Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii)

the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; and Damage Waiver.

(a)

Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, HCR and their respective Affiliates (including the fees, charges and disbursements of one counsel for the Administrative Agent, HCR and their respective Affiliates taken as a whole), in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, including any Loan Documents after the Closing Date, and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Loan Documents and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of one counsel for the Administrative Agent and the Lenders taken as a whole), and shall pay all reasonable fees and charges for attorneys who may be employees of the Administrative Agent, HCR, any Lender or their Affiliates, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that, such reimbursement in respect of expenses incurred through the Closing Date shall not exceed $750,000 in the aggregate.

(b)

Indemnification by the Loan Parties. The Loan Parties shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a Third Party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)

Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay in full in cash any amount required under subsection (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(b).

(d)

Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)	Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)

Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a)

Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender (other than any Defaulting

Lender) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

Assignments by Lenders. Any Lender may at any time assign to one or more assignees that is not a Disqualified Transferee all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of (a) the Loans and (b) Revenue Interests at the time owing to it); provided, that, (i) no such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to any Disqualified Transferee, and (ii) any assignee of any Revenue Interest shall take such Revenue Interest subject to all of the terms and conditions of this Agreement applicable to such Revenue Interest, none of which shall be amended or waived without the consent of such assignee. For the avoidance of doubt, a Lender may assign all or any portion of its Revenue Interest separately from a corresponding pro rata portion of the Loans owing to it.

From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.01 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c)

Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest), at any reasonable time and from time to time upon reasonable prior notice.

(d)

Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to a Participant in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation and (iv) no Lender may separate its rights and obligations with respect to the Loans owing to it from the Revenue Interests owing to it in any such participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.06, provided, that, such Participant (1) shall be subject to the provisions of Section 11.13 as if it were an assignee under paragraph (b) of this Section and (2) shall not be entitled to receive any greater payment under Section 3.01, with respect to any participation, than its participating Lender would be entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant shall be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a Participant Register; provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)

Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of, and not disclose, the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information prior to such disclosure and instructed to keep such Information confidential), (b) to the extent required or requested by any Regulatory Agency purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory agency, such as the National Association of Insurance Commissioners) in which case the disclosing party agrees, to the extent permitted by law, rule or regulation and reasonably practicable, to promptly inform the Borrower, except with respect to any audit or examination conducted by bank accountants or any regulatory authority, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided, that, (x) prior to any disclosure under this clause (c), the Administrative Agent or such Lender agrees to endeavor to provide the Borrower with prior notice thereof to the extent that the Administrative Agent or such Lender is permitted to provide such prior notice to the Borrower pursuant to the terms of applicable laws and regulations or such subpoena or legal process, as the case may be, and (y) any disclosure under this clause (c) pursuant to subpoena or similar legal process shall be limited solely to that portion of the Information as may be specifically compelled by such subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), provided that any Person receiving Information pursuant to this clause (i) shall not use such Information for any purpose that is adverse to or competitive with the business of Borrower or any of its Subsidiaries or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the

Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who is not, to the knowledge of the Administrative Agent or such Lender, in breach of any obligation of confidentiality to any Loan Party or Subsidiary with respect to such Information.

Any Person required to maintain the confidentiality of Information as provided in this 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised a commercially reasonable degree of care to maintain the confidentiality of such Information.

11.08 Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If (A) any Lender is a Defaulting Lender or (B) the Borrower is required to pay any Indemnified Taxes to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 3.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)	the Borrower shall have paid to the Administrative Agent the assignment fee set forth in Section 11.06;

(b)

such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (other than prepayment premium and fees) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(c)	such assignment does not conflict with Applicable Laws; and

(d)	if such assignment or delegation is pursuant to clause (B) above, such assignment or delegation will result in a material reduction in the applicable payments of Indemnified Taxes; and

(e)

a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a)

GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)

SUBMISSION TO JURISDICTION. EACH PERSON PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PERSON PARTY HERETO OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)

WAIVER OF VENUE. EACH PERSON PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)

SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Electronic Execution of Assignments and Certain Other Documents. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.

No party hereto shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Transaction Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with such party’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). Each party hereto shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon, any Communication (which writing may be any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and reasonably believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Transaction Documents for being the maker thereof).

Each of the parties hereto hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against any party and each Related Party for any liabilities arising solely from such party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Company Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.17 USA PATRIOT Act. Each Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, HCR, the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, HCR, the Lenders and their respective Affiliates on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, HCR, each Lender and each of their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, HCR and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, HCR nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, HCR, any Lender or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable EEA Resolution Authority.

11.20 Release; Effectiveness of Covenants. Following the Discharge of Term Loan Obligations, (a) the Administrative Agent’s security interest in the Collateral (other than the Revenue Interest and solely with respect to the Deposit Account to which any Revenue Interest is deposited) shall be automatically released and terminated, and the Administrative Agent shall, at the Borrower’s cost and expense, take all action reasonably requested by the Borrower to evidence such release and termination, (b) the Guarantee of each Guarantor (other than Borrower) in favor of the Administrative Agent, the Lenders and the other Secured Parties pursuant to Article IV shall be automatically released and terminated, and the Administrative Agent shall, at the Borrower’s cost and expense, take all action reasonably requested by the Borrower to evidence such release and termination and (c) the covenants set forth in ARTICLE VII and ARTICLE VIII shall cease to apply to Borrower and its Subsidiaries; provided, however, that, notwithstanding the foregoing, Sections 7.01, 7.02(a)(i), (ii), (viii), (ix), 7.02(b), 7.03(a)-7.03(d), 7.03(f) and 7.03(g), 7.04(a), 7.05, 7.06, 7.07, 7.08, 7.09, 7.10 (solely with respect to information and materials relating directly to the Revenue Interest), 7.16, 7.17, 7.19, 7.20, 7.21, and 7.21(e) and Sections 8.05(b), 8.07, and 8.15 shall survive until the earlier of (i) the Revenue Interest Maturity Date and (ii) the date on which the Borrower pays, or causes to be paid, to the Administrative Agent an amount equal to the Revenue Interest Payment Amount for each Calendar Quarter for the period from such date to the Revenue Interest Maturity Date, assuming the maximum Applicable Royalty Rate for each such Calendar Quarter during such period.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	APNIMED, INC.
A Delaware corporation

	By:	/s/ Ramzi Benamar
Name: Ramzi Benamar
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:	HCR OSA SPV, LLC

	By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chief Executive Officer

[Signature Page to Credit Agreement]

LENDERS:	HCRX INVESTMENTS HOLDCO, L.P.

	By:	HCRX Master GP, LLC, its General Partner

	By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman and Chief Executive Officer

HCR STAFFORD FUND II, L.P.

By:	HCR Stafford Fund II GP, LLC, its General Partner

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Member

HCR POTOMAC FUND II, L.P.

By:	HCR Potomac Fund II GP, LLC, its General Partner

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Member

Schedule 1.01(a)

Disqualified Transferees

[***]

Schedule 1.01(b)

Knowledge Persons

[***]

Schedule 1.01(b)

Existing Licenses

[***]

Schedule 1.01(d)

Products

[***]

Schedule 2.01

Term Loan Commitments and Applicable Percentages

[***]

Schedule 6.05(c)

Financial Statements

[***]

Schedule 6.10

Insurance

[***]

Schedule 6.13(a)

Borrower Capitalization

[***]

Schedule 6.13(b)

Capitalization of Subsidiaries

[***]

Schedule 6.13(c)

Outstanding Commitments

[***]

Schedule 6.17(a)

Patents

[***]

Schedule 6.17(s)

Trademarks

[***]

Schedule 6.20(a)

Locations of Real Property

[***]

Schedule 6.20(b)

Taxpayer and Organizational Identification Numbers

[***]

Schedule 6.20(c)

Changes in Legal Name, State of Organization and Structure

[***]

Schedule 6.22

Material Contracts and Lease Agreements

[***]

Schedule 8.01

Liens Existing on the Closing Date

[***]

Schedule 8.02

Investments Existing on the Closing Date

[***]

Schedule 8.03

Indebtedness Existing on the Closing Date

[***]

Schedule 8.17

Minimum Net Sales

[***]

Schedule 11.02

Certain Addresses for Notices

[***]

EXHIBIT A

FORM OF LOAN NOTICE

[***]

EXHIBIT B

FORM OF TERM NOTE

[***]

EXHIBIT C

FORM OF JOINDER AGREEMENT

[***]

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

[***]

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

[***]

EXHIBIT F

SAMPLE REVENUE INTEREST PAYMENT AMOUNT CALCULATION

[***]

EXHIBIT G

FORM OF WARRANT

[***]

EXHIBIT H

FORM OF ANNUAL BUSINESS PLAN AND BUDGET

[***]

EXHIBIT I

PRODUCT PLAN

[***]

EXHIBIT J-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN LENDERS THAT ARE NOT

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

[***]

EXHIBIT J-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN PARTICIPANTS THAT

ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

[***]

EXHIBIT J-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN PARTICIPANTS THAT

ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

[***]

EXHIBIT J-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN LENDERS THAT ARE

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

[***]